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GARDNER DENVER, INC.

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March 21, 2011

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders on Tuesday, May 3, 2011 at 1:30 p.m. (local time), at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087.

After the transaction of formal business, a question and answer period will follow.

The Notice of Annual Meeting and Proxy Statement for the annual meeting are being made available to our stockholders on or about March 21, 2011 on the Internet, electronically by email for stockholders who have previously consented to delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail.

We look forward to a significant vote of our common stock, either in person or by proxy. We are offering three convenient ways to vote your shares: over the Internet, by toll-free telephone or by mailing a proxy card. Voting via the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions you received regarding these three voting options.

Voting over the Internet or by telephone is fast and convenient and your vote is immediately tabulated. By using the Internet or telephone, you help Gardner Denver reduce the cost of postage and proxy tabulations. Regardless of your method of voting, you may revoke your proxy as provided in the Proxy Statement.

Your support is appreciated, and we hope that you will be able to join us at the May 3rd meeting.

Cordially,

Frank J. Hansen
Chairman of the Board

GARDNER DENVER, INC.
1500 Liberty Ridge Drive, Suite 3000
Wayne, Pennsylvania 19087

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of Gardner Denver, Inc. (the “Company”) will be held at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087 on Tuesday, May 3, 2011 at 1:30 p.m. (local time) for the following purposes:

1. To elect Donald G. Barger, Jr., Raymond R. Hipp and David D. Petratis, each of whom has been nominated by the Board of Directors, to serve a three-year term expiring at the Company’s annual meeting of stockholders to be held in 2014;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

3. To cast an advisory vote on executive compensation;

4. To cast an advisory vote on the frequency of future advisory votes on executive compensation; and

5. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Notice of Annual Meeting and Proxy Statement for the annual meeting are being made available to our stockholders on or about March 21, 2011 on the Internet, electronically by email for stockholders who have previously consented to delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail.

Stockholders of record at the close of business on March 4, 2011 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. If you are the beneficial owner of shares of our common stock held in street name, you will receive voting instructions from your broker, bank or other nominee (the stockholder of record). The voting instructions will provide details regarding how to vote these shares. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting. Stockholders of record may vote over the Internet, by telephone, by mail if you received a printed set of proxy materials or in person at the annual meeting.

Pursuant to the New York Stock Exchange rules, if you hold your shares in street name, nominees will not have discretion to vote these shares on the election of directors, and the matters pertaining to executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome on Proposals 1, 3 and 4 set forth in this Proxy Statement at the annual meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on these proposals.

FOR THE BOARD OF DIRECTORS

Brent A. Walters
Vice President, General Counsel,
Chief Compliance Officer and Secretary

Wayne, Pennsylvania
March 21, 2011

GARDNER DENVER, INC.
1500 Liberty Ridge Drive, Suite 3000
Wayne, Pennsylvania 19087

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to our stockholders on or about March 21, 2011 on the Internet, electronically by email for stockholders who have previously consented to electronic delivery or who have requested to receive our proxy materials by email or, upon request, in printed form by mail.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the annual meeting?

A:	The 2011 Annual Meeting of Stockholders of Gardner Denver, Inc. (“Gardner Denver” or the “Company”) will be held at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087 on Tuesday, May 3, 2011 at 1:30 p.m. (local time).

Q:	What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

A:	In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this Proxy Statement and the Company’s 2010 Annual Report to Stockholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our stockholders. Based on this practice, most of our stockholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing our proxy materials on a website referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

If you would like to receive a paper or email copy of our proxy materials for our 2011 annual meeting or for all future meetings, please follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice of Internet Availability of Proxy Materials. Instead, we sent you a full set of our proxy materials, which includes instructions for voting. We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	Why am I being provided with access to or receiving these proxy materials?

A:	The Board of Directors of Gardner Denver (the “Board”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting. Your proxy will be voted in accordance with the instructions given, unless the proxy is subsequently revoked. This Proxy Statement describes in detail the proposals on which we would like you, our stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision.

Q:	What am I being asked to vote on?

A:	Our stockholders are being asked to vote on the following proposals at the annual meeting:

• To elect Donald G. Barger, Jr., Raymond R. Hipp and David D. Petratis, each of whom has been nominated by the Board, to serve a three-year term expiring at the Company’s annual meeting of stockholders to be held in 2014;

• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

• To cast an advisory vote on executive compensation; and

• To cast an advisory vote on the frequency of future advisory votes on executive compensation.

The Company is not aware of any other matter that will be presented at the annual meeting for action on the part of the stockholders. However, if any other matters are properly brought before the annual meeting, your proxy or voting instructions gives authority to the proxy holders, Michael M. Larsen and Brent A. Walters, to vote on those other matters in accordance with the Board’s recommendation.

Q:	What vote is required to approve each proposal?

A:	The vote of the holders of a majority of our common stock that are present in person or by proxy at the annual meeting, and that have voted thereon is required to (1) elect each of Donald G. Barger, Jr., Raymond R. Hipp and David D. Petratis as a director of the Company, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011, and (3) approve, on an advisory basis, the Company’s executive compensation. With respect to the proposal regarding the advisory vote on the frequency of future advisory votes on executive compensation, the Company will consider the frequency that receives the greatest number of votes (every one, two, or three years) to be the frequency recommended by our stockholders.

Abstentions and “broker non-votes” (as described below) will not be counted as votes cast “for” or “against” the proposal to which it relates, and therefore, will have no effect on the outcome of the proposal.

Votes will be tabulated by Broadridge Financial Services, our inspector of election for the annual meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	How does the Board recommend I vote on these proposals?

A:	The Board recommends that you vote (1) “FOR” the election of each of Donald G. Barger, Jr., Raymond R. Hipp and David D. Petratis as a director of the Company, (2) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and (4) “FOR” the approval, on an advisory basis, of holding future advisory votes on the Company’s executive compensation every three years.

We anticipate that our executive officers and directors will vote their shares of our common stock in accordance with the Board’s recommendations on the above proposals.

Q:	What is the difference between holding shares of our common stock as a “stockholder of record” and as a “beneficial owner”?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between holding shares as a stockholder of record and holding shares as a beneficial owner in street name:

Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are the stockholder of record of the shares.

Beneficial Owner — If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in street name.

Q:	If I am a “stockholder of record” of shares, how do I vote?

A:	You may vote these shares (1) over the Internet by following the instructions provided either in the Notice or on a separate proxy card if you have received a printed set of proxy materials, (2) over the telephone by following the instructions provided in either the Notice or in the separate proxy card if you have received a printed set of proxy materials, (3) by mail if you received a printed set of proxy materials by completing and returning the separate proxy card in the prepaid and addressed envelope, or (4) in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote in person at the annual meeting.

Stockholders of record may vote their shares by telephone or through the Internet 24 hours a day, 7 days a week. Telephone and Internet votes must be received by 11:59 p.m. Eastern Daylight Time on May 2, 2011 and votes by mail must be received on or before May 2, 2011.

Q:	If I am a beneficial owner of shares, how do I vote?

A:	You may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has provided voting instructions for you to use in directing your nominee on how to vote these shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record), giving you the right to vote these shares in person at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting.

Q:	If my shares are held in Gardner Denver’s retirement savings plan, how do I vote?

A:	Shares of our common stock held in the Gardner Denver, Inc. Retirement Savings Plan (the “Retirement Savings Plan”) will be voted by JPMorgan Chase Bank, N.A. (“JPMorgan”), as trustee of this plan. Voting instructions regarding your shares in the Retirement Savings Plan must be received by 11:59 p.m. Eastern Daylight Time on April 28, 2011. After April 28, 2011, all shares of our common stock held in the Retirement Savings Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, in the same proportion (“FOR” or “AGAINST”) as the shares for which instructions are received from participants in this plan.

Q:	Can I revoke my proxy later?

A:	If you are a stockholder of record of shares, you may revoke your proxy at any time before it is voted by: (1) the timely delivery of a valid, later-dated proxy, a later-dated vote by telephone, or a later-dated vote via the Internet, (2) providing timely written notice of revocation to our Corporate Secretary at our principal executive offices at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087, or (3) attending the annual meeting and giving oral notice of your intention to vote in person.

If you are a beneficial owner of shares, you may revoke your proxy at any time before it is voted by: (1) submitting new voting instructions to your broker, bank or other nominee in accordance with its voting instructions, or (2) obtaining a legal proxy from your bank, broker or other nominee giving you the right to vote these shares in person at the annual meeting, completing the legal proxy and presenting it to the Company at the annual meeting.

Attendance at the annual meeting will not in and of itself revoke a proxy.

Q:	Who is entitled to vote?

A:	The record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting was the close of business on March 4, 2011 (the “Record Date”).

Q:	How many shares can vote?

A:	On the Record Date, the outstanding voting securities of the Company were 52,263,497 shares of common stock, par value $0.01 (“Common Stock”). Each share of Common Stock is entitled to one vote on each proposal presented at the annual meeting.

Q:	How is a quorum determined?

A:	The presence, either in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock is required to establish a quorum. Abstentions and “broker non-votes” (as described below) will be considered present at the annual meeting for purposes of determining a quorum at the annual meeting.

Q:	How will my shares be voted if I do not give specific voting instructions?

A:	Beneficial Owner:

If you are the beneficial owner of shares held in street name and properly submit your proxy, but do not provide voting instructions therein to your broker, bank or other nominee, the nominee that holds your shares may use their discretion in voting such shares with respect to “routine items,” but not with respect to “non-routine items,” under the rules of the New York Stock Exchange (“NYSE”). On non-routine items for which you properly submit your proxy, but do not provide voting instructions to your broker, bank or other nominee, these shares will not be voted and be treated as “broker non-votes.” The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011 (Proposal 2) is considered a routine item and therefore may be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal. However, the election of directors (Proposal 1) and the advisory votes on executive compensation (Proposals 3 and 4) are considered non-routine items and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on these specific proposals.

Stockholder of Record:

If you are a stockholder of record and do not specify a choice on a matter when returning an executed proxy, these shares will be voted (1) “FOR” the election of each of Donald G. Barger, Jr., Raymond R. Hipp and David D. Petratis, the director nominees named in this Proxy Statement, (2) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and (4) “FOR” the approval, on an advisory basis, of holding future advisory votes on the Company’s executive compensation every three years.

Retirement Savings Plan:

If your shares of Common Stock are held in the Retirement Savings Plan and you do not submit voting instructions, your shares and all shares that have not yet been allocated to your account will be voted by JPMorgan, the trustee of this plan, in the same proportion (“FOR” or “AGAINST”) as the shares of Common Stock for which instructions are received from participants in such plan.

Q:	Who is paying for the cost of soliciting proxies for the annual meeting and how will the solicitation be done?

A:	The costs of soliciting proxies pursuant to this Proxy Statement will be paid by the Company. Solicitation may be made in person or by telephone, electronic mail, mail or facsimile. The Company will bear the expense of preparing and distributing this Proxy Statement and accompanying materials to our stockholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of Common Stock.

The Company has retained Georgeson Inc., an independent proxy solicitation firm (“Georgeson”), to assist in soliciting proxies from stockholders. Georgeson will receive a fee of approximately $10,000 as compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Georgeson against certain liabilities arising under the federal securities laws.

Q:	Who can help answer my questions?

A:	If you have questions concerning a proposal or the annual meeting, or if you need directions to or special assistance at the annual meeting, please call our Investor Relations office at (610) 249-2000 or email investor.request@gardnerdenver.com. In addition, information regarding the annual meeting is available via the Internet at our website www.gardnerdenver.com.

PART ONE: CORPORATE GOVERNANCE

Our Corporate Governance Policy, charters of our Board committees, Director Independence Standards, Related Party Transactions Policy, Code of Ethics and Business Conduct and Environmental and Safety Policy provide the framework for our corporate governance and are designed to ensure that the Company is managed for the long-term benefit of our stockholders. We routinely evaluate our corporate governance policies, standards and practices to ensure that they comply with SEC rules and regulations and the corporate governance listing standards of the NYSE, the exchange on which our Common Stock is currently listed.

Our Corporate Governance Policy, Audit and Finance Committee Charter, Management Development and Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, Director Independence Standards, Related Party Transactions Policy, Code of Ethics and Business Conduct and

Environmental and Safety Policy are available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this Proxy Statement.

Corporate Governance Policy

Our Board has adopted a policy regarding corporate governance. The objective of this policy is to help ensure that our Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to our stockholders. The policy establishes the criteria and requirements for:

•	Selection and retention of directors;

•	Procedures and practices governing the operation and compensation of our Board; and

•	Principles under which management shall direct and operate the business of the Company and our subsidiaries.

The policy provides that a substantial majority of our Board should be independent based on the independence standards of the NYSE with varied and complementary backgrounds. Directors may serve on the boards of directors of no more than four for-profit organizations, including the Company, and members of our Audit and Finance Committee (“Audit Committee”) may serve on the audit committees of no more than three for-profit organizations, including the Company. The policy specifies that a director who has a material change in his or her primary employment or professional responsibilities must submit a letter of resignation, which the Board may accept or reject.

Directors who are employees of the Company must retire as a director at the next regular Board meeting following termination of employment. In addition, the policy also specifies that at the regularly scheduled Board meeting prior to a nonemployee director’s 70th birthday and each year thereafter, nonemployee directors will submit their resignation to our Nominating and Corporate Governance Committee (“Governance Committee”). The Governance Committee will make an evaluation and recommendation for a decision by the full Board as to whether to accept or reject the director’s resignation based on the director’s contributions and the Board’s needs at the time. A nonemployee director must retire as a director at the next regularly scheduled meeting of the Board following the date he or she attains 75 years of age. A nonemployee director is also eligible to retire at the end of any elected term or at the discretion of the Board following review by the Governance Committee. The policy also requires that at any one time, no less than 50% of the number of nonemployee directors must be actively engaged in business as an employee, consultant, director (other than for the Company) or in a similar capacity for a minimum of 250 hours per year.

For 2010, all of our directors, including the director nominees seeking re-election, have complied with our Corporate Governance Policy.

Composition of the Board of Directors

Our Board currently consists of nine directors and is divided into three classes. One class is elected at each annual meeting to serve for a three-year term. With the exception of our Chief Executive Officer, all of our Board members, including our Chairman of the Board, are independent as determined in accordance with the NYSE listing standards as described under the “Director Independence” section of this Proxy Statement set forth below. There are no family relationships among any of the Company’s executive officers, directors or director nominees. The current composition of our Board is as follows:

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Terms Expiring at the 2011 Annual Meeting of Stockholders

Donald G. Barger, Jr., age 68, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. Barger was the Executive Vice President and Chief Financial Officer of YRC Worldwide Inc. (“YRCW”), a publicly held company specializing in the transportation of goods and materials, from September 2007 until his retirement in February 2008. He joined YRCW’s predecessor company, Yellow Corporation (“Yellow”), in December 2000 as Senior Vice President and Chief Financial Officer. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. (“Hillenbrand”), a publicly held company serving the healthcare and funeral services industries, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc. (“Worthington”), a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of Quanex Building Products Corporation, a publicly held manufacturer of engineered materials and components for the U.S. building products markets; Globe Specialty Metals, Inc., a publicly held producer of silicon metal and silicon-based specialty alloys; and Precision Aerospace Components, Inc., a publicly held provider of quality aerospace components.
Mr. Barger is an experienced financial leader with the skills required to lead our Audit Committee. His service as Chief Financial Officer for YRCW, Hillenbrand, and Worthington, as well as his service on two other public companies’ audit committees, qualify him as an audit committee financial expert and his industry experience has been a valuable asset, both on our Board and as the Chairman of our Audit Committee.

Raymond R. Hipp, age 68, has been a director of Gardner Denver since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and merger and acquisition consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. from Southeast Missouri State University. Effective February 3, 2011, Mr. Hipp has been appointed a Director and Chairman of the Audit Committee for Neogenomics, Inc., a biotechnlogy company operating a network of cancer-focused testing laboratories.
With his years of senior managerial experience in information technology and mergers and acquisitions, Mr. Hipp has been a trusted member of our Board and Audit Committee in assessing technological risks facing the Company and evaluating potential strategic acquisitions and business combinations.

David D. Petratis, age 53, has been a director of Gardner Denver since July 2004. In July 2008, Mr. Petratis was appointed Director, President and Chief Executive Officer of Quanex Building Products Corporation (“Quanex”), a publicly held manufacturer of engineered materials and components for the U.S. building products markets. In addition to his current role at Quanex, in December 2008, he was elected to the position of Chairman. Mr. Petratis previously served as President and Chief Executive Officer of the North American Operating Division of Schneider Electric, a market-leading brand of electrical distribution and industrial control products, systems and services, from January 2004 until May 2008 and President and Chief Operating Officer from December 2002 until his promotion in January 2004. He was President of MGE Americas, a privately held manufacturer of power supplies, from 1996 through 2002. Mr. Petratis earned a B.A. in industrial management from the University of Northern Iowa and an M.B.A. from Pepperdine University. He has held positions on the Board of Directors of the University of California, Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board and Project Independence, a community agency in Costa Mesa, California for the developmentally disabled. Mr. Petratis also served on the Board of Governors of National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.
Mr. Petratis is an experienced manufacturing and operational leader. Through his leadership role as Chief Executive Officer for a similarly sized company, Mr. Petratis has critical insights into the operational and financial requirements of a publicly traded manufacturing company which have proven beneficial to the Board and our Audit Committee.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

Terms Expiring at the 2012 Annual Meeting of Stockholders

Michael C. Arnold, age 54, has been a director of Gardner Denver since his appointment by the Board of Directors in June 2009. Mr. Arnold was appointed to the role of President and Chief Executive Officer of Ryerson Inc. in January 2011, a leading distributor and processor of metals in North America. Previously, Mr. Arnold served as Executive Vice President and President of the Bearings and Power Transmission Group at The Timken Company, a publicly held manufacturer of innovative friction management and power transmission products and services (“Timken”) from 2007 until December 2010. Mr. Arnold served as President of Timken’s former Industrial Group from 1999 through 2007. Mr. Arnold earned both a B.S. in mechanical engineering and a Masters in sales and marketing from The University of Akron. He also completed the Advanced Management Program at Harvard University. Mr. Arnold served as Chairman of Endorsia.com International AB and CoLinx LLC. He is a member of The University of Akron’s Engineering Advisory Council. He has also served as a director of Cincinnati Incorporated since May 2008.
With his years of managerial experience at Timken, Mr. Arnold brings to our Board demonstrated managerial expertise in international manufacturing. In his short tenure as one of our directors, Mr. Arnold’s understanding of the complexity of operating a global manufacturing organization and the impact of the economic conditions currently facing the Company has established him as a respected addition to our Board.

Barry L. Pennypacker, age 50, was appointed President and Chief Executive Officer of Gardner Denver in January 2008 and as a director in February 2008. He joined the Company from Westinghouse Air Brake Technologies Corporation, a worldwide provider of technology-based equipment and services for the rail industry, where he held a series of Vice President positions with increasing responsibility from 1999 to 2008, most recently as Vice President, Group Executive. Prior to that, he was Director, Worldwide Operations for the Stanley Fastening Systems, an operating unit of Stanley Works, from 1997 to 1999. Mr. Pennypacker also served in a number of senior management positions of increasing responsibility with Danaher Corporation from 1992 to 1997. He holds a B.S. in operations management from the Pennsylvania State University and an M.B.A. in operations research from St. Joseph’s University.
Mr. Pennypacker’s extensive managerial and operational expertise has proven invaluable to the Company and Board during the recent worldwide economic downturn. His foresight to make crucial operational improvements and his continued vision in implementing the Gardner Denver Way has been a significant factor in the Company’s success. His leadership in addressing the issues facing the Company has provided our Board with the insight necessary to strategically plan for the Company’s future successes.

Richard L. Thompson, age 71, has been a director of Gardner Denver since November 1998. Mr. Thompson served as a Group President and Executive Office Member of Caterpillar Inc. (“Caterpillar”), a publicly held manufacturer of construction machinery and equipment, from 1995 until his retirement in June 2004. He earned both a B.S. in electrical engineering and an M.B.A. from Stanford University and also completed the Caterpillar Advanced Management Program. Mr. Thompson serves as Chairman of the Board of Directors of Lennox International, Inc., a publicly held manufacturer of HVAC and refrigeration equipment, and as a director of NiSource Inc., a publicly held electric and gas utility.
Mr. Thompson is a recognized operational leader within the industrial manufacturing sector. His service as Chairman of the Board of Lennox and as a director of NiSource in addition to his 21 years of service as a senior executive at Caterpillar have provided him with managerial and international operational expertise which translates into a valuable asset to our Board. Mr. Thompson’s positions have also provided him with a wealth of knowledge in dealing with executive compensation and human resources matters which have been instrumental in his success as the Chairman of our Compensation Committee.

Terms Expiring at the 2013 Annual Meeting of Stockholders

Frank J. Hansen, age 69, was appointed Chairman of the Board of Directors, in a non-executive capacity, in May 2008 and has been a director of Gardner Denver since June 1997. In addition, Mr. Hansen served as Lead Nonemployee Director from November 2002 until his appointment as Chairman of the Board in May 2008. Mr. Hansen was President and Chief Executive Officer of IDEX Corporation, a publicly held manufacturer of proprietary fluid handling and industrial products, from April 1999 until his retirement in April 2000. He was President and Chief Operating Officer from January 1998 to April 1999 and Senior Vice President and Chief Operating Officer from July 1994 until January 1998. Mr. Hansen has a B.S. in business administration from Portland State University.
With his 25 years of senior managerial and operational experience at IDEX, Mr. Hansen’s strong international manufacturing acumen has been a long-proven, invaluable asset to our Board and our operational leaders. Mr. Hansen’s defined leadership skills have been an integral part of the success of the Company, both in his role as Chairman and Lead Nonemployee Director.

Diane K. Schumacher, age 57, has been a director of Gardner Denver since August 2000. Mrs. Schumacher served as Senior Vice President, General Counsel and Secretary of Cooper Industries, Ltd., a company engaging in the manufacture and sale of electrical products and tools (“Cooper”), from 1995 to 2003, and was Senior Vice President, General Counsel and Chief Compliance Officer until August 2006. She served as Special Counsel to the CEO of Cooper from September 2006 until her retirement from Cooper in September 2008. Mrs. Schumacher is currently providing legal services to a number of non-public companies as an independent consultant. She is a member of the Advisory Board, College of Business, Southern Illinois University. Mrs. Schumacher holds a B.A. in economics from Southern Illinois University and a J.D. from DePaul University College of Law. She also completed the Harvard Advanced Management Program.
Mrs. Schumacher is an experienced legal leader with the skills necessary to guide our Governance Committee. Her legal expertise in the manufacturing industry and long-standing, intimate knowledge of Gardner Denver gained during her service at Cooper, the Company’s former parent company, have been valuable to our Board and in her position as the Chairperson of our Governance Committee.

Charles L. Szews, age 54, has been a director of Gardner Denver since November 2006. In January 2011, Mr. Szews was appointed as the President and Chief Executive Officer of Oshkosh Corporation (“Oshkosh”), a specialty vehicle manufacturer. He has been a director of Oshkosh since May 2007. Previously, he served as President and Chief Operating Officer of Oshkosh from October 2007 until January 2011, as Executive Vice President and Chief Financial Officer of Oshkosh from 1997 until 2007 and Vice President and Chief Financial Officer from 1996 to 1997. Prior to joining Oshkosh in 1996, Mr. Szews spent eight years with Fort Howard Corporation, a paper manufacturing company, holding a series of positions with increasing responsibility, most recently as Vice President and Controller. Mr. Szews also has ten years of audit experience at Ernst & Young. Mr. Szews holds a B.B.A. in comprehensive public accounting from the University of Wisconsin-Eau Claire and was previously a Certified Public Accountant for 28 years.
Mr. Szews is an experienced financial and operational leader within the manufacturing industry. His prior senior financial positions at Oshkosh, Fort Howard and Ernst & Young have provided him with a wealth of knowledge in dealing with complex financial and accounting matters. In his current position as President and Chief Executive Officer of Oshkosh, Mr. Szews has critical insight into the operational and financial requirements of a large, publicly traded manufacturing company, which has proven invaluable to our Board and Audit Committee. Mr. Szews qualifies as an audit committee financial expert.

Meetings of the Board of Directors

Our Board held eight meetings and took one action by unanimous written consent during 2010. Our nonemployee directors met in executive session without any management directors or employees five times during 2010. Mr. Hansen, our independent Chairman, presided over these meetings. In addition to our full Board meetings, directors attended meetings of the committees on which they serve. Pursuant to our Corporate Governance Policy, each director is expected to attend our annual stockholder meeting. Each director attended at least 75% of the aggregate of the Board meetings and meetings of committees of which he or she was a member.

Committees of the Board of Directors

Our Board has three standing committees composed exclusively of independent nonemployee directors: the Audit Committee, the Management Development and Compensation Committee (“Compensation Committee”) and the Governance Committee. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.gardnerdenver.com. Our committees have the authority to retain outside advisors to assist each committee in meeting its obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors.

Committee Membership
During 2010

	Audit	Compensation	Governance
Directors	Committee	Committee	Committee

Michael C. Arnold		✓
Donald G. Barger, Jr.	✓*
Frank J. Hansen		✓	✓
Raymond R. Hipp	✓
Barry L. Pennypacker
David D. Petratis	✓
Diane K. Schumacher		✓	✓*
Charles L. Szews	✓
Richard L. Thompson		✓*	✓

*	Chairperson of the Committee

The Audit and Finance Committee. Our Audit Committee held nine meetings during 2010, including five telephonic meetings prior to the release of earnings and regulatory filings. Our Audit Committee assists our Board (with particular emphasis on the tone at the top of the Company) in fulfilling its oversight responsibilities with respect to the integrity of our financial statements and financial information provided to stockholders and others, our compliance with legal and regulatory requirements including our compliance policies and procedures, and the effectiveness of our internal and external audit processes. The Audit Committee is directly responsible for ensuring the independence and qualifications of our independent registered public accounting firm (sometimes referred to herein as our “independent auditor”). The committee performs these functions by: (i) overseeing our financial reporting process; (ii) selecting and overseeing our independent auditor; (iii) reviewing the scope of audits performed by our independent and internal auditors, as well as the results of such audits; (iv) monitoring our disclosure and internal controls; (v) overseeing our compliance program; and (vi) overseeing our risk assessment and management practices. Our Board has determined that all of the members of our Audit Committee meet the independence and other requirements for audit committee membership of the NYSE listing standards and SEC requirements. The Board has also determined that Donald G. Barger, Jr. and Charles L. Szews are both audit committee financial experts, as that term is defined in the SEC rules. The Audit Committee’s report is set forth below.

The Management Development and Compensation Committee. Our Compensation Committee held five meetings and acted by unanimous written consent two times during 2010. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive selection, retention and compensation and succession planning. The committee performs this function by: (i) evaluating our executive officers’ performance, including our Chief Executive Officer, and establishing and reviewing their compensation, including incentive equity and cash compensation, other benefits, and corporate goals relevant to executive compensation; (ii) administering our compensation plans for all eligible employees; (iii) reviewing and consulting with our Chief Executive Officer concerning the selection of executive officers, management succession planning, executive performance, organizational structure and matters related thereto; (iv) the recruiting of candidates for the Chief Executive Officer in the event the position becomes vacant. Pursuant to its Charter, the Compensation Committee may delegate to a subcommittee all or such portion of its power and authority as the Compensation Committee deems appropriate; (v) monitoring executive stock ownership guidelines in accordance with the Company’s stock ownership guidelines, and (vi) reviewing compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. Our Board has determined that all of the members of our Compensation Committee meet the independence requirements of the NYSE listing standards. The Compensation Committee’s report is set forth below.

The Nominating and Corporate Governance Committee. The Governance Committee held four meetings during 2010. The Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the selection of director nominees for the Board, overall effectiveness of the Board and its practices and corporate governance practices and principles. The committee performs this function by: (i) reviewing and evaluating the overall effectiveness of the organization of our Board, including our Chairman of the Board, our incumbent directors, size and composition, committee membership, and the conduct of its business, and making appropriate recommendations to our Board with regard thereto; (ii) establishing and reviewing director compensation; (iii) reviewing criteria and process for the identification and recruitment of Board nominees; (iv) identifying, recruiting, and recommending qualified Board nominees; (v) developing, recommending and reviewing corporate governance principles applicable to the Company; and (vi) reviewing and assessing related person transactions and the independence of our directors. Our Governance Committee reviews with our Board, on at least an annual basis, the requisite qualifications, independence, skills and characteristics of Board candidates, Board members and our Board as a whole. Our Board has determined that all of the members of our Governance Committee meet the independence requirements of the NYSE listing standards.

Board’s Role in Risk Oversight

Our Board is responsible for the Company’s risk-oversight function. The Board, with the assistance of its standing committees, Chief Executive Officer, Chief Financial Officer, General Counsel, and Director of Internal Audit, identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks. In 2009, our Board implemented an enhanced enterprise risk management process (the “ERM Process”) to assist the Board in identifying and evaluating the Company’s material enterprise risks. As part of the ERM Process, the Board periodically surveys Board members and senior management requesting independent evaluations and opinions of the Company’s material enterprise risks, together with a description of any mitigation strategies associated with such risks. The evaluations are then reported to the Board where they are considered, weighted and prioritized by the Board and senior management. Highly weighted or prioritized risks may be specifically assigned to a risk manager within the Company who is responsible for the management and reporting of that risk, including the development of mitigation strategies. The ERM Process is designed, in part, to (i) inform the Board of the Company’s material enterprise risks, (ii) inform the Board how Company management addresses such risks, and (iii) permit the Board to discuss and evaluate how these risks interrelate and affect the Company’s ongoing operations and tactical and strategic decisions, so that the Board is able to fulfill its oversight obligations. We believe our Board leadership structure promotes the ERM Process as further described below.

In addition to the ERM Process, the Board’s standing committees routinely monitor the various risks that fall under their respective purview as set forth in each Board committee’s charter. Each Board committee routinely reports its actions to the full Board, enabling the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Independent Chairman of the Board

Our Board separated the roles of Chairman of the Board and Chief Executive Officer by appointing Frank J. Hansen, a non-executive, independent director, as Chairman of the Board in May 2008. Mr. Hansen has been an independent director of Gardner Denver since June 1997 and served as Lead Nonemployee Director from November 2002 until his appointment as Chairman of the Board.

The separation of roles was implemented to allow our Chief Executive Officer, Mr. Pennypacker, to focus on the management and day to day operations of the Company and our independent Chairman to focus on the Board’s oversight responsibilities and long-term sustainability of the Company. Our Chairman works to develop a high-performing Board by working with Company management to ensure the Board has timely and adequate information, supporting and mentoring the Chief Executive Officer and ensuring effective stockholder communications.

Among the duties and responsibilities of our independent Chairman are the following:

•	Presides at all meetings of the Board, including executive sessions of the independent directors and non-management directors;

•	Assists in the preparation of all Board and committee agendas and meeting schedules, and coordinates Board committee activities;

•	Promotes an environment of open, transparent, two-way communications between the Board and senior management;

•	Communicates with senior management to align Board and management priorities;

•	Promotes an active, on-going succession process for Board and senior management positions;

•	Promotes, with senior management, the enterprise risk management process;

•	Supports senior management in promoting high ethical standards in all Company and Board dealings; and

•	Oversees the implementation of the Company’s strategic planning processes.

Director Independence

In accordance with the NYSE listing standards and applicable SEC rules and guidelines, our Board assesses the independence of its members from time to time. As part of this assessment, the following steps are taken:

•	Our Board reviews the various standards of independence applicable to each of the members of the Board and its standing committees;

•	Our Board then reviews the applicable standards of independence in relation to each director’s response to a detailed questionnaire that addresses the director’s background, activities and relationships;

•	Our Board determines whether or not any director has a material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company. In making this determination, our Board broadly considers all relevant facts and circumstances, including without limitation:

¡	The nature of the relationship;

¡	The significance of the relationship to the Company, the other organization and the individual director;

¡	Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits;

¡	Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships; and

¡	Whether the director’s affiliated company has made payments to, or received payments from, the Company for property or services in an amount that exceeds the greater of $1 million or 2% of the annual consolidated gross revenues of the affiliated company.

Applying the applicable NYSE listing standards and SEC rules for independence, our Board determined that each of Michael C. Arnold, Donald G. Barger, Jr., Frank J. Hansen, Raymond R. Hipp, David D. Petratis, Diane K. Schumacher, Charles L. Szews and Richard L. Thompson is independent. Mr. Pennypacker is not independent due to his employment relationship with the Company.

Relationships and Transactions

Our Board has adopted a written policy governing the approval of related person transactions for directors and executive officers. Pursuant to this policy, our Governance Committee reviews and approves relationships and transactions between the Company and our directors and executive officers, or their immediate family members, to determine whether such persons have a direct or indirect material interest therein.

Prior to entering into a potential related person transaction, the related person must notify our General Counsel of the relevant facts and circumstances, including the related person’s interest in the transaction and the value of the proposed transaction. The General Counsel will confer with the relevant business unit leader to confirm and supplement the information in the notice, and determine whether the transaction is subject to this policy. If the transaction is subject to our policy and involves an aggregate amount in excess of $120,000 (over the entire term of the transaction), the transaction will be submitted to the Governance Committee for consideration at its committee meeting.

The Governance Committee reviews all relevant facts and circumstances available and approves only those transactions with related persons that it determines in good faith to be in, or to not be inconsistent with, the best interests of the Company and our stockholders. The Governance Committee considers, among other things, the following in evaluating such proposed transactions:

•	The nature of the related person’s interest in the transaction;

•	The material terms of the transaction, including, without limitation, the amount and type of transaction;

•	The importance of the transaction to the related person and the Company, respectively;

•	Whether the transaction would impair the judgment of the director or executive officer to act in the best interest of the Company;

•	Whether the transaction is in the ordinary course of business and comparable to those available to third parties;

•	The overall fairness of the transaction to the Company; and

•	Any other facts the Governance Committee deems appropriate.

Transactions are approved or denied in our Governance Committee’s sole discretion. The Governance Committee retains the flexibility to condition any approval upon requiring additional actions or non-actions by the Company or the related person. Conditions will be considered on a case by case basis with a focus on the aspects of the transaction that give rise to a conflict of interest or otherwise cause the transaction not to be in the best interest of the Company. Conditions may include limiting the duration of the transaction, limiting the monetary amount of the transaction, modifying other material terms of the transaction, requiring periodic reporting, and appointing an independent Company representative to monitor various aspects of the transaction.

We are not aware of any relationships or related person transactions that require disclosure under the proxy rules and regulations promulgated by the SEC.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (“Code of Ethics”) that applies to all members of our Board and all executive officers and employees of the Company. In addition, under the charter of our Audit Committee, the Chief Executive Officer and Chief Financial Officer, among others, are required to certify annually their adherence to our Code of Ethics. We intend to satisfy the SEC’s disclosure requirement regarding amendments to or waivers of our Code of Ethics by posting such information on our website at www.gardnerdenver.com.

Communications with Directors

Our Board has adopted the following procedures for our stockholders and all other interested parties to send communications to our entire Board, non-management or independent directors, Board committees, or individual directors.

Stockholders and other interested persons seeking to communicate with our directors should submit their written comments to our Corporate Secretary at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087. Such persons who prefer to communicate by e-mail should send their comments to corporatesecretary@gardnerdenver.com. Our Corporate Secretary will then forward all such communications (excluding routine advertisements and business solicitations) to each member of our Board, or the applicable individual director(s) and/or committee chairperson(s). Our Chairman of the Board will receive copies of all appropriate stockholder communications, including those addressed to individual directors and/or committee chairpersons, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman of the Board. In such event, our Corporate Secretary will first consult with and receive the approval of our Audit Committee Chairperson before disclosing or otherwise discussing the communication with our Chairman of the Board.

If a stockholder communication is addressed exclusively to our nonemployee directors, our Corporate Secretary will consult with and receive the approval of the Chairperson of our Governance Committee before disclosing or otherwise discussing the communication with directors who are members of management.

We reserve the right to screen materials sent to our directors for potential security risks and/or harassment purposes.

Stockholders also have an opportunity to communicate with our Board at our annual meeting of stockholders. Pursuant to our Corporate Governance Policy, each director is expected to attend the annual meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts.

Process for Nominating Directors

The Governance Committee periodically assesses the appropriate size and composition of the Board, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Governance Committee will review and assess potential director candidates. The Governance Committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the Governance Committee through recommendations of Board members, management, stockholders or professional search firms.

When identifying and evaluating candidates for Board membership, our Governance Committee considers individuals from various and diverse backgrounds. Although we do not have a formal diversity policy in place for the Board nomination process, an important factor in our Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, our Governance Committee believes that candidates generally should, at a minimum, possess the following criteria:

•	Broad training, experience and a successful record at senior policy-making levels in business, government, education, technology, accounting, law or administration;

•	The highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all stockholders;

•	Inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision making;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members; and

•	Willingness and freedom to commit the necessary time to serve effectively as a Board member, including attendance at Board and committee meetings, as applicable.

In evaluating candidates, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Our Governance Committee will consider stockholder recommendations for candidates for our Board, provided such candidates meet the minimum criteria stated above. Any stockholder wishing to submit a candidate for our Governance Committee’s consideration should send the following information to the Corporate Secretary at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087:

•	The stockholder’s name, number of shares of our Common Stock owned, length of period held and proof of ownership;

•	Name, age and address of the candidate;

•	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board and documents the candidate’s ability to satisfy the minimum director qualifications described above;

•	Any information relating to the candidate that is required by the rules and regulations of the NYSE and the SEC to be disclosed in the solicitation of proxies for election of directors;

•	A description of any arrangements or understandings between the stockholder and the candidate; and

•	A signed statement from the candidate, confirming the candidate’s willingness to serve on our Board, if appointed or elected.

Our Corporate Secretary will promptly forward director nominations by stockholders to the Chairperson of our Governance Committee and to our Chairman of the Board. The same criteria apply with respect to our Governance Committee’s evaluation of all candidates for membership to our Board, including candidates recommended by stockholders. However, separate procedures will apply, as provided in our Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by our Governance Committee or our Board.

Stockholder Proposals for 2012 Annual Meeting

Stockholder proposals intended to be included in our proxy materials for the 2012 Annual Meeting of Stockholders must be received by us at our principal executive offices (Attention: Corporate Secretary) on or before November 22, 2011. Such proposals must comply with SEC regulations under Rule 14A-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Any stockholder desiring to nominate a director or propose other business at our 2012 Annual Meeting of Stockholders without including the stockholder’s nomination or other business in our proxy materials for that meeting must provide timely notice to the Company of the nomination or other business in the form provided by our Bylaws. Please refer to our Bylaws for a description of the required form and content of this notice. To be timely, the notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary) no later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary date of the preceding year’s annual stockholder meeting (i.e., stockholder proposals or nominations for director for inclusion in the 2012 Annual Meeting must be delivered to our principal executive offices no earlier than January 4, 2012 and no later than February 3, 2012), or such proposal will be considered untimely. However, in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of stockholders, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

AUDIT COMMITTEE MATTERS

Report of our Audit Committee

Management of the Company is responsible for our internal controls and the financial reporting process. KPMG LLP (“KPMG”), our independent registered public accounting firm for the fiscal year ended December 31, 2010, was responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes with a particular emphasis on the tone at the top of the Company and report its findings to the Board. Our Audit Committee’s function is more fully described in its charter, which has been approved by our Board and is available on our website at www.gardnerdenver.com. Our Audit Committee reviews its charter on an annual basis.

In this context, our Audit Committee has met and held discussions with management and KPMG. Management represented to our Audit Committee that our consolidated financial statements for the fiscal year ended December 31, 2010 were prepared in accordance with U.S. generally accepted accounting principles. Our Audit Committee has reviewed and discussed the audited consolidated financial statements with management and with KPMG. Our Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

While members of our Audit Committee perform their own diligence, they are not professionally engaged in the practice of auditing or accounting and are not experts with respect to auditor independence. Therefore, they must rely substantially on the information provided to them and on the representations made by management and KPMG. Accordingly, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with U.S. generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that our auditors are in fact “independent.”

Based on its review and discussions with the Company’s management and KPMG, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the period ended December 31, 2010 for filing with the SEC.

Audit and Finance Committee
Donald G. Barger, Jr., Chairperson
Raymond R. Hipp
David D. Petratis
Charles L. Szews

The information above in the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Accounting Fees

In accordance with its charter, our Audit Committee appointed KPMG to serve as our independent registered public accounting firm and audit our consolidated financial statements for fiscal years 2009 and 2010. Pursuant to our Audit and Finance Committee Services Approval Policy, our Audit Committee approved all the audit and non-audit services performed by KPMG in 2010 and 2009. The following summarizes the aggregate fees KPMG billed to the Company for services relating to the years ended December 31, 2010 and December 31, 2009.

Audit Fees. $3,274,000 (for the fiscal year ended December 31, 2010) and $3,560,000 (for the fiscal year ended December 31, 2009) for professional services rendered for the audit of our annual financial statements included in our Form 10-K and review of quarterly financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. $0 (for the fiscal year ended December 31, 2010) and $0 (for the fiscal year ended December 31, 2009) for acquisition due diligence, employee benefit plan audits, and other audit services that are reasonably related to the performance of the audit or review of our financial statements, but which are not included under “Audit Fees” above.

Tax Fees. $355,000 (for the fiscal year ended December 31, 2010) and $585,000 (for the fiscal year ended December 31, 2009) for tax compliance, tax advice and tax planning services.

All Other Fees. $0 (for the fiscal year ended December 31, 2010) and $0 (for the fiscal year ended December 31, 2009) for all products and services provided by KPMG other than those described above.

Policies and Procedures for Pre-Approval of Audit and Non-Audit Services

Pursuant to the Audit Committee’s Services Approval Policy, the Audit Committee is required to approve all audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of any services does not impair the registered accounting firm’s independence. With limited exception for non-audit services under certain conditions, services require either general or specific pre-approval.

The Audit Committee has generally pre-approved audit, audit-related, tax and other services that are specifically identified in the Services Approval Policy. The Audit Committee periodically revises the list of pre-approved services specified in this policy, based on subsequent determinations. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Services that require specific pre-approval include, but are not limited to, the annual audit services engagement terms and fees, certain tax services and non-routine or non-recurring services.

The fee levels for all pre-approved services are established periodically by the Audit Committee. Any proposed service that may exceed the pre-approved fee levels requires specific approval by the Audit Committee.

The Audit Committee does not delegate to management its responsibilities to approve services performed by the independent registered public accounting firm. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

During fiscal 2010, all services by KPMG were approved by the Audit Committee in accordance with this policy.

Relationship with Independent Registered Public Accounting Firm

In accordance with its charter, our Audit Committee appointed KPMG to serve as our independent registered public accounting firm and audit our consolidated financial statements for fiscal 2010. Our Audit Committee annually selects its independent registered public accounting firm for the current year in February. A representative of KPMG is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

COMPENSATION COMMITTEE MATTERS

Report of our Compensation Committee

The purpose of our Compensation Committee is to assist our Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. Our Compensation Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Compensation Committee reviews its charter on an annual basis.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.

Management Development and Compensation Committee
Richard L. Thompson, Chairperson
Michael C. Arnold
Frank J. Hansen
Diane K. Schumacher

The information above in the Report of our Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee or Governance Committee is or has been an officer or employee of the Company or any of our subsidiaries. In addition, none of the members of our Compensation Committee or Governance Committee has or had any relationships with the Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2010, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officers served on our Compensation Committee, Governance Committee, or Board.

Risk — Related Compensation Policies and Practices

In February 2011, the Compensation Committee undertook an assessment of the risk profile of its executive and non-executive compensation programs. As a result of this assessment, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Security Ownership Requirements

The Company maintains stock ownership requirements for its nonemployee directors, executive officers and other key employees. Under these requirements, each nonemployee director is expected to maintain an equity interest in the Company equal to three times his or her annual cash compensation, including compensation for Board and Committee meeting attendance, but excluding the value of equity compensation granted pursuant to the Amended and Restated Gardner Denver, Inc. Long-Term Incentive Plan (the “Incentive Plan”) or amounts we contributed on behalf of such director to our Phantom Stock Plan. The director ownership requirements are to be achieved by the end of the directors’ first three years of service. These requirements also require that the Chief Executive Officer maintain an equity interest equal to five times his annual base salary and each executive officer and corporate vice president maintain an equity interest in the Company equal to three times their annual base salary. The management ownership requirements are to be achieved by the fifth anniversary of each individual’s appointment as an officer. Common stock held directly by the director or officer or their respective immediate family members, and indirectly for the benefit of the director or officer in an IRA account, family trust, the Retirement Savings Plan and/or the related Excess Contribution Plan, are considered in determining compliance with these requirements. In the case of nonemployee directors, phantom stock units acquired through the director’s deferral of cash compensation are also considered in determining compliance with our stock ownership requirement. Failure to meet these requirements within the allotted time will be taken into consideration when evaluating the individual’s commitment to a continuing relationship with the Company.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information, as of March 4, 2011, with respect to the beneficial ownership of our Common Stock by: (a) each of our directors and director nominees; (b) each of our other “named executive officers” set forth in the Summary Compensation Table below; and (c) all of our current directors and executive officers as a group.

	Direct	Indirect		Percent of
Name of Beneficial Owners	Ownership(2),(3),(4)	Ownership		Class

Directors
Michael C. Arnold	3,200	—			*
Donald G. Barger, Jr.	12,200	—			*
Frank J. Hansen (Chairman of the Board)	2,800	29,015	(5)		*
Raymond R. Hipp	40,564	—			*
Barry L. Pennypacker (President and Chief Executive Officer)	95,975	626	(9)		*
David D. Petratis	26,343	—			*
Diane K. Schumacher	19,800	39,276	(6)		*
Charles L. Szews	12,200	—			*
Richard L. Thompson	19,800	58,800	(7)		*
Other Named Executive Officers
Michael M. Larsen(8)	—	26	(9)		*
Brent A. Walters	3,334	254	(9)		*
Armando L. Castorena	9,001	257	(9)		*
T. Duane Morgan	31,656	940	(9)		*
All directors and executive officers as a group(1)	311,258	131,458	(9)		*
Helen W. Cornell(10)	1	11,488	(10)		*

*	Less than 1%

(1)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this proxy statement, including executive officers not listed herein.

(2)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated below.

(3)	Includes shares that could be acquired by the exercise of stock options granted under the Incentive Plan that are currently exercisable or exercisable within 60 days after March 4, 2011, as follows: 3,200 shares for Mr. Arnold; 10,800 shares for Mr. Barger; 2,800 shares for Mr. Hansen; 10,800 shares for Mr. Hipp; 76,668 shares for Mr. Pennypacker; 19,800 shares for Mr. Petratis; 19,800 shares for Mrs. Schumacher; 10,800 shares for Mr. Szews; 19,800 shares for Mr. Thompson; 3,334 shares for Mr. Walters; 9,001 shares for Mr. Castorena; 25,000 shares for Mr. Morgan; and 27,534 shares for all other executive officers not named herein; and 239,337 shares for the group.

(4)	In addition to the shares reported in this table, all nonemployee directors own phantom stock units as further discussed in the “Compensation of Directors” section of this proxy statement set forth below, which are settled solely in cash. Phantom stock units are included in determining whether individuals meet our stock-ownership requirements.

(5)	Shares are held by The Hansen Trust U/A/D 01/08/03. Mr. Hansen and his wife serve as trustees and certain members of his immediate family are beneficiaries.

(6)	Shares are held by the Schumacher 2010 Partnership Ltd. Mrs. Schumacher and her husband are the limited partners of the Schumacher 2010 Partnership Ltd. and the Schumacher Management Trust is the general partner. Mrs. Schumacher and her husband are the trustees and the beneficiaries of the Schumacher Management Trust.

(7)	Shares held indirectly in the R&B Thompson 2005 Family Trust. Mr. Thompson and his wife are the trustees and the beneficiaries of the R&B Thompson 2005 Family Trust.

(8)	Mr. Larsen joined the Company as Vice President and Chief Financial Officer in October 2010.

(9)	Indirect ownership includes shares owned by the executive officer in our Retirement Savings Plan and/or Excess Contribution Plan.

(10)	Mrs. Cornell retired as the Company’s Executive Vice President, Finance and Chief Financial Officer in November 2010. This amount reflects (i) 1,286 shares held indirectly in the John L. Cornell Irrevocable Trust and Patrick O. Cornell Irrevocable Trust, which Mrs. Cornell’s spouse serves as trustee for both trusts, (ii) 1,227 shares held indirectly in an individual retirement account, (iii) 2,090 shares held in Mrs. Cornell’s revocable trust, and (iv) 6,885 shares held indirectly in the Excess Contribution Plan. This information is based upon information provided to the Company by Mrs. Cornell.

The following table lists all persons known to be the beneficial owner of more than 5% of our outstanding Common Stock as of December 31, 2010.

	Number of	Percent of
Name and Address	Shares	Class

T. Rowe Price Associates, Inc.(1)	6,133,820	11.75%
100 E. Pratt Street Baltimore, MD 21202
Royce & Associates, LLC(2)	3,546,464	6.80%
745 Fifth Avenue New York, NY 10151
Artisan Partners Holdings LP(3)	2,777,500	5.32%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
BlackRock, Inc.(4)	2,741,512	5.25%
40 East 52nd Street New York, NY 10022

(1)	T. Rowe Price Associates, Inc. (“Price Associates”) has (i) sole voting power with respect to 1,270,720 of the reported shares, (ii) sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to the reported shares. These reported shares are owned by various individuals and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (“Price Growth Fund”), a registered investment company sponsored by Price Associates, to which Price Associates also serves as investment adviser. Price Growth Fund has (i) sole voting power with respect to 3,500,000 of the reported shares, and (ii) no shared voting power and no sole or shared dispositive power with respect to the reported shares. Price Associates disclaims beneficial ownership of the reported shares. Information relating to these reporting stockholders is based on a Schedule 13G/A filed with the SEC on January 10, 2011.

(2)	These shares are owned by Royce & Associates, LLC. The reporting stockholder has sole voting and sole dispositive power with respect to the reported shares. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G/A filed with the SEC on January 13, 2011.

(3)	Each of Artisan Partners Holdings LP, (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Partners Limited Partnership, an investment adviser of which Artisan Holdings is the sole limited partner (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners, ZFIC, Inc., the sole stockholder of Artisan Corp., and each of Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, Inc., has (i) shared voting power with respect to 2,670,500 of the reported shares, (ii) shared dispositive power with respect to all of the reported shares, and (iii) no sole voting power and no sole dispositive power with respect to the reported shares. These reported shares have been acquired on behalf of discretionary clients of Artisan Partners. Information relating to these reporting stockholders is based on a Schedule 13G filed with the SEC on February 10, 2011.

(4)	These shares are owned by BlackRock, Inc. The reporting stockholder has sole voting and dispositive power with respect to the reported shares. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 4, 2011.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010, with respect to shares of our Common Stock that may be issued under the Amended and Restated Gardner Denver, Inc. Long-Term Incentive Plan.

Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Further Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights(1)	and Rights(2)	Compensation Plans(3)

Equity compensation plans approved by security holders	1,024,126	$32.69	1,487,552
Equity compensation plans not approved by security holders	—	—	—
Total	1,024,126	$32.69	1,487,552

(1)	Includes 863,078 shares of Common Stock to be issued upon the exercise of outstanding stock options under our Long-Term Incentive Plan and 161,048 shares of Common Stock to be issued upon the vesting of restricted stock units (“RSUs”) granted under our Long-Term Incentive Plan.

(2)	Weighted-average exercise price relates to options. RSUs are deemed to have an exercise price of zero.

(3)	Excludes the number of securities to be issued upon the exercise of outstanding options, warrants, RSUs and similar rights. Restricted stock grants may not exceed 50% of the aggregate shares of our Common Stock available under our Long-Term Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Our insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16(a) forms on their behalf. We believe that all reports required to be filed by insiders during the fiscal year ended December 31, 2010, were filed in a timely manner.

PART TWO: PROPOSALS TO BE VOTED ON AT THE 2011 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has nominated each of Donald G. Barger, Jr., Raymond R. Hipp and David D. Petratis as directors to serve for a three-year term expiring in 2014. Our Board believes Messrs. Barger, Hipp and Petratis are experienced, well-qualified incumbent directors who have the expertise to direct and oversee our business and will continue to represent the long-term interests of our stockholders. Biographical information on each of these nominees is set forth above.

Each of the nominees has agreed to be named in this proxy statement and serve as a director of the Company, if elected. If any one of the nominees becomes unavailable or unwilling to stand for election or serve as a director before the annual meeting, the accompanying proxy will be voted for the election of such other person, if any, as shall be nominated by the Board, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the annual meeting. The Company has no reason to believe that any nominee will be unavailable or unwilling to stand for election or serve as a director.

The Board believes that the election of these director nominees is in the best interests of our stockholders and, accordingly, recommends a vote FOR the election of these nominees.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the 2011 fiscal year. Although the Company is not required to seek ratification of the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the 2011 fiscal year, the Board seeks ratification from our stockholders for the appointment of KPMG as a matter of good corporate governance.

KPMG has been our independent auditor since 2002 and no relationship between the Company and KPMG exists other than the usual relationship between independent auditor and client. A representative of KPMG is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

If KPMG’s appointment is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the 2012 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2011 fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board believes that the ratification of KPMG LLP as our independent registered public accounting firm is in the best interests of our stockholders and, accordingly, recommends a vote FOR this proposal.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Gardner Denver is a performance-driven company that has a track record of delivering increased stockholder value. Rigorous execution of our business plan and a commitment to the Gardner Denver Way are pillars of our management team and management process. As a result, we have achieved the following total stockholder return over the past five years:

Our executive compensation program, with its pay-for-performance philosophy, is a part of our consistent and rigorous management process. We believe it has effectively motivated and rewarded our named executive officers to meet the challenges of our global business, embrace the Gardner Denver Way and deliver stockholder value.

We believe a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and we continually evaluate the individual elements of our executive compensation program in light of market conditions and governance requirements and make changes where appropriate for Gardner Denver’s business. We believe that the core of our executive compensation program provides opportunities to reward superior individual and Company performance and drives the creation of sustainable stockholder value.

You have the opportunity to vote “FOR” or “AGAINST” or to “ABSTAIN” from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to Gardner Denver’s named executive officers as disclosed in Gardner Denver’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion.”

In deciding how to vote on this proposal, you are encouraged to consider the Company’s executive compensation philosophy and objectives and the elements of the Company’s executive compensation program as contained in the Compensation Discussion and Analysis section below.

The Compensation Committee, which is responsible for determining the compensation of our executive officers, is comprised solely of outside directors who satisfy the independence requirements of the NYSE and will continue to emphasize responsible compensation arrangements that attract, retain, and motivate high caliber executive officers to achieve the Company’s business strategies and objectives.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board of Directors or Gardner Denver, the Compensation Committee values the opinions of Gardner Denver’s stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding Gardner Denver’s executive compensation program.

The Board believes that the approval of Gardner Denver’s executive compensation is in the best interests of our stockholders and, accordingly, recommends a vote FOR this proposal.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are seeking an advisory vote from our stockholders on the recommended frequency for which Gardner Denver is to hold future advisory votes on executive compensation. Stockholders may indicate whether they recommend, on an advisory basis, an advisory vote on executive compensation once every one, two or three years, or they may abstain from voting on this proposal.

For the reasons set forth below, the Board of Directors recommends that our stockholders select a frequency of three years.

•	We believe that a three year frequency is consistent with a longer-term view of executive compensation and holding an advisory vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time against which our executive compensation program can be evaluated; and

•	We believe a three year frequency is the most effective time-frame for Gardner Denver to thoughtfully consider stockholder input reflected by the advisory vote on executive compensation, obtain stockholders’ feedback on Gardner Denver’s executive compensation, and implement any appropriate changes to Gardner Denver’s executive compensation.

Stockholders are not voting to approve or disapprove the recommendation of the Board of Directors that the advisory vote on Gardner Denver’s executive compensation occur every three years.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board of Directors or Gardner Denver, the Compensation Committee values the opinions of Gardner Denver’s stockholders and will take the results of this advisory vote into consideration when making future decisions regarding the frequency of future advisory votes on executive compensation.

We are required to hold an advisory vote on the frequency of future advisory votes on our executive compensation at least once every six years.

The Board recommends a vote, on an advisory basis, of “three” years with respect to this proposal.

PART THREE: COMPENSATION MATTERS

COMPENSATION OF DIRECTORS

The Governance Committee annually reviews and recommends to our Board for approval the non-employee directors’ compensation. In 2010, the Governance Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant, to evaluate the appropriateness of the nonemployee directors’ compensation program, including the mix of annual cash retainers and meeting fees and equity compensation to ensure that the program compensates the nonemployee directors for the level of responsibility the Board has assumed in today’s corporate governance environment and to remain competitive relative to our custom peer group (as further discussed in the Compensation Discussion and Analysis section of this proxy statement).

Based upon Meridian’s analyses, the level of responsibility the Board has assumed in today’s corporate governance environment, and the performance of the nonemployee directors, the Governance Committee recommended, and the Board approved, an aggregate increase of approximately $15,000 in the following components:

•	Increased the annual cash retainer for Board members from $40,000 to $50,000;

•	Increased the additional annual cash retainer of the Audit Committee Chairperson from $7,500 to $10,000;

•	Increased the additional annual cash retainer of the Compensation Committee Chairperson from $5,000 to $8,000;

•	Increased regular Board meeting fees per meeting from $1,250 to $1,500;

•	Increased the annual option award from $46,000 to $50,000;

•	Increased the annual restricted stock unit (“RSU”) award from $46,000 to $50,000; and

•	Eliminated the annual phantom stock award of $7,000.

All other components of the Company’s nonemployee directors’ compensation program remained unchanged in 2010. Accordingly, the Company’s 2010 nonemployee directors’ compensation program included the following components:

			Additional			Committee
	Additional	Additional	Annual	Additional		and	Teleconference
	Annual	Annual	Retainer for	Annual	Regular	Special	Meeting
Annual	Retainer for	Retainer for	the	Retainer for the	Board	Board	Fees
Retainer	Chairman	Audit	Compensation	Governance	Meeting	Meeting	(Lasting More	Annual	Annual
for Board	of the	Committee	Committee	Committee	Fees (per	Fees (per	than	Option	RSUs
Members(1)	Board(1)	Chair(1)	Chair(1)	Chair(1)	Meeting)	Meeting)	45 Minutes)	Award(2)	Award(3)

$50,000	$125,000	$10,000	$8,000	$5,000	$1,500	$1,000	$500	$50,000	$50,000

(1)	All retainers are payable in quarterly installments following each quarterly Board meeting. Annually, directors are afforded the opportunity to elect to defer all or a portion of their annual retainers and meeting fees under our Phantom Stock Plan and have such amounts credited on a quarterly basis as phantom stock units.

(2)	Options are granted annually on the day following the Annual Meeting of Stockholders and are valued at approximately $50,000, which is calculated using the Black-Scholes methodology.

(3)	RSUs are granted on the day following the Annual Meeting of Stockholders and are valued at approximately $50,000.

Members of the Board of Directors who also serve as an officer or employee of the Company do not receive additional compensation for their service on the Board. The only officer or employee of the Company who served as a director during 2010 was Mr. Pennypacker.

Phantom Stock Plan

The Phantom Stock Plan for nonemployee directors, which is an unfunded plan, was originally established in 1996. Prior to 2010, we annually credited each nonemployee director $7,000 in phantom stock units under the Phantom Stock Plan, in equal quarterly amounts. As discussed above, beginning in May 2010 we eliminated the annual phantom stock awards to simplify the director compensation program and align it with the Company’s peer group.

Each nonemployee director may continue to elect to defer all or a portion of his or her annual retainers and meeting fees into phantom stock units under the Phantom Stock Plan. Upon election, the phantom stock units are credited to the nonemployee director’s account in equal quarterly amounts based on the average closing price per share of our common stock during the 30 trading days immediately preceding (but not including) the last business day of the fiscal quarter as reported on the composite tape of the NYSE. Dividend equivalents are credited to the nonemployee director’s account on the dividend record date as dividends are declared by the Board. Each phantom stock unit represents the right to receive the fair market value of one share of our common stock.

The fair market value of a nonemployee director’s account will be distributed as a cash payment to the nonemployee director, or his or her beneficiary, on the first business day of the month following the month in which the nonemployee director ceases to be a director for any reason. Alternatively, a nonemployee director may elect to have the fair market value of his or her account distributed in twelve or fewer equal monthly installments, or in a single payment on a predetermined date within one year after he or she ceases to be a director, but without interest on the deferred payments. The fair market value of a nonemployee director’s account is determined by reference to the average closing price of our common stock during the 30 trading days immediately preceding the date he or she ceases to be a director.

The following table summarizes the aggregate number of phantom stock units credited to each nonemployee director’s account as of March 4, 2011.

Phantom Stock
Name	Units

Michael C. Arnold	136
Donald G. Barger, Jr.	19,543
Frank J. Hansen	5,717
Raymond R. Hipp	9,363
David D. Petratis	11,902
Diane K. Schumacher	4,031
Charles L. Szews	6,757
Richard L. Thompson	16,877

Total	74,326

Long-Term Incentive Plan

For 2010, pursuant to the Incentive Plan, each of the nonemployee directors received equity incentives consisting of 2,500 stock options and 1,000 RSUs, on the day following the 2010 Annual Stockholders Meeting.

The 2010 stock options were granted at the closing price of our common stock on the date of grant, become exercisable on the one-year anniversary of the date of grant, and terminate on the five-year anniversary of the date of grant. If a person ceases to be a nonemployee director by virtue of disability or retirement, after having completed at least one three-year term, outstanding options generally remain exercisable for a period of five years but not later than the expiration date of the options. If a person ceases to be a nonemployee director by virtue of death or dies during the five-year exercise period after disability or retirement described above, outstanding options generally remain exercisable for a period of one year but not later than the expiration date of the options. If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled and options that are exercisable may be exercised at any time within ninety days after such termination but not later than the expiration date of the options.

The 2010 RSUs vest three years from the date of grant; provided that the nonemployee director continues to serve as a member of our Board on such date and has continuously served on our Board since the date of grant. Except as provided below, all RSUs (and any shares of restricted stock held by a nonemployee director) that have not previously vested will be forfeited on the date that the non-employee director’s service to the Company terminates. However, if a person ceases to be a nonemployee director by virtue of death, disability or retirement, the RSUs (and any restricted stock) will vest immediately and become free of all transfer restrictions.

Upon the occurrence of a change of control, as defined in the Incentive Plan, (a) options granted to nonemployee directors will be canceled in exchange for a cash payment equal to the appreciation in value of the options over their respective exercise price and (b) restricted stock and RSUs will be deemed fully vested. For a further description of the change in control provision under the Incentive Plan, please see the “Potential Payments Upon Termination or Change in Control” section of this proxy statement set forth below.

2010 DIRECTOR COMPENSATION TABLE

The following table presents compensation earned by each nonemployee director for 2010. Compensation information for Mr. Pennypacker is contained in the Summary Compensation Table set forth below. Mr. Pennypacker did not receive any compensation for service on the Board.

	Fees Earned
	or Paid	Stock	Option
Name	in Cash(1)	Awards(2)	Awards(3)	Total

Michael C. Arnold	$61,750	$49,300	$43,353	$154,403
Donald G. Barger, Jr.	$72,625	$49,300	$43,353	$165,278
Frank J. Hansen	$190,750	$49,300	$43,353	$283,403
Raymond R. Hipp	$63,250	$49,300	$43,353	$155,903
David D. Petratis	$61,750	$49,300	$43,353	$154,403
Diane K. Schumacher	$70,750	$49,300	$43,353	$163,403
Charles L. Szews	$63,250	$49,300	$43,353	$155,903
Richard L. Thompson	$72,000	$49,300	$43,353	$164,653

(1)	Amounts include the annual retainers and meeting fees that were deferred into the Phantom Stock Plan. Messrs. Barger, Hipp, Petratis, Szews and Thompson deferred $72,625, $5,000, $61,750, $63,250 and $13,000, respectively.

(2)	Amounts reflect the grant date fair value of the RSUs granted in 2010 computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 14 “Stock-Based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying valuation of equity awards.

(3)	Amounts reflect the grant date fair value of the stock options awarded in 2010 computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 14 “Stock-Based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying valuation of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END OWNED BY
NONEMPLOYEE DIRECTORS

Our nonemployee directors have been previously granted equity awards in the form of stock options, restricted stock and RSUs pursuant to the Incentive Plan. The following table presents information regarding outstanding stock options, restricted stock and RSUs as of December 31, 2010.

	Option Awards					Stock Awards
								Market
							Number	Value
							of Shares	of Shares
		Number of	Number of				or Units	or Units
		Securities	Securities				of Stock	of Stock
		Underlying	Underlying				That	That
		Unexercised	Unexercised	Option	Option		Have Not	Have Not
		Options (#)	Options (#)	Exercise	Expiration	Grant	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Date	(#)(1)	(2)

Michael C. Arnold(3)	7/27/2009	3,200	0	$29.69	7/27/2014
	5/5/2010	0	2,500	$49.30	5/5/2015
						7/27/2009	1,400	$96,348
						5/5/2010	1,000	$68,820
Donald G. Barger, Jr.	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	4,400	0	$28.62	5/6/2014
	5/5/2010	0	2,500	$49.30	5/5/2015
						5/7/2008	1,000	$68,820
						5/6/2009	1,800	$123,876
						5/5/2010	1,000	$68,820
Frank J. Hansen	5/7/2008	2,800	0	$48.84	5/7/2013
	5/5/2010	0	2,500	$49.30	5/5/2015
						5/7/2008	1,000	$68,820
						5/6/2009	1,800	$123,876
						5/5/2010	1,000	$68,820
Raymond R. Hipp	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	4,400	0	$28.62	5/6/2014
	5/5/2010	0	2,500	$49.30	5/5/2015
						5/7/2008	1,000	$68,820
						5/6/2009	1,800	$123,876
						5/5/2010	1,000	$68,820
David D. Petratis	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	4,400	0	$28.62	5/6/2014
	5/5/2010	0	2,500	$49.30	5/5/2015
						5/7/2008	1,000	$68,820
						5/6/2009	1,800	$123,876
						5/5/2010	1,000	$68,820
Diane K. Schumacher	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	4,400	0	$28.62	5/6/2014
	5/5/2010	0	2,500	$49.30	5/5/2015
						5/7/2008	1,000	$68,820
						5/6/2009	1,800	$123,876
						5/5/2010	1,000	$68,820
Charles L. Szews	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	4,400	0	$28.62	5/6/2014
	5/5/2010	0	2,500	$49.30	5/5/2015
						5/7/2008	1,000	$68,820
						5/6/2009	1,800	$123,876
						5/5/2010	1,000	$68,820
Richard L. Thompson	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	2,800	0	$48.84	5/7/2013
	5/6/2009	4,400	0	$28.62	5/6/2014
	5/5/2010	0	2,500	$49.30	5/5/2015
						5/7/2008	1,000	$68,820
						5/6/2009	1,800	$123,876
						5/5/2010	1,000	$68,820

(1)	Includes RSUs granted in 2008, 2009 and 2010.

(2)	The market value of the shares or units that have not vested represents the product of the closing price of our common stock on December 31, 2010, which was $68.82, and the number of shares underlying each such award.

(3)	Mr. Arnold was appointed to the Board on June 1, 2009 and was awarded stock options and RSUs on July 27, 2009.

Option Awards Vesting Schedule
Grant Date	Vesting Schedule

5/3/2006	Fully vested in one year on 5/3/2007
5/2/2007	Fully vested in one year on 5/2/2008
5/7/2008	Fully vested in one year on 5/7/2009
5/6/2009	Fully vested in one year on 5/6/2010
7/27/2009	Fully vested in one year on 7/27/2010(1)
5/5/2010	Fully vested in one year on 5/5/2011

RSUs Vesting Schedule
Grant Date	Vesting Schedule

5/7/2008	Cliff vests on 5/7/2011
5/6/2009	Cliff vests on 5/6/2012
7/27/2009	Cliff vests on 7/27/2012(1)
5/5/2010	Cliff vests on 5/5/2013

(1)	Mr. Arnold was appointed to the Board on June 1, 2009 and was awarded options and restricted stock units on July 27, 2009.

2011 Nonemployee Director Compensation

In February, 2011, the Governance Committee reviewed our nonemployee director compensation program and determined that it was appropriate to retain the 2010 compensation levels for 2011, the details of which are discussed above.

COMPENSATION DISCUSSION AND ANALYSIS

The following information contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

Gardner Denver is a performance-driven company that has a track record of delivering increased stockholder value. Rigorous execution of our business plan and a commitment to the Gardner Denver Way are pillars of our management team and management process. As a result, we have achieved the following total stockholder return over the past five years:

Our executive compensation program, with its pay-for-performance philosophy, is a part of our consistent and rigorous management process. We believe it has effectively motivated and rewarded Gardner Denver executives to meet the challenges of our global business, embrace the Gardner Denver Way and deliver stockholder value.

We continually evaluate the individual elements of our executive compensation program in light of market conditions and governance requirements and make changes where appropriate for Gardner Denver’s business. We believe that the core of our executive compensation program provides opportunities to reward superior individual and Company performance and drives the creation of sustainable stockholder value.

Executive Summary

Our executive compensation program is designed to meet three principal objectives:

•	Attract and retain executive officers who contribute to our long term success;

•	Align compensation with short and long-term business objectives; and

•	Motivate and reward executive officers for high levels of individual and team performance.

We believe these objectives collectively link compensation to overall Company performance, which helps to ensure that the interests of our executive officers are aligned with the interests of our stockholders.

In the past few years, our named executive officers reacted quickly and decisively to changing economic circumstances to protect the Company and to deliver value to our stockholders. Our named executive officers responded to challenging economic conditions by continuing to embrace the Gardner Denver Way and focusing on executing the Company’s business plan. The Compensation Committee believes that our executive compensation program has played a significant role in our ability to drive strong financial results and the creation of stockholder value, which is demonstrated by the accomplishments of our named executive officers over the last fiscal year.

In setting the CEO’s and other named executive officers’ compensation, the Compensation Committee considered, among other things, the Company’s financial performance, the competitive pay data provided by Meridian and/or the contributions made by each executive to the Company’s operational improvements. When considering financial performance, the Compensation Committee reviews changes in revenues, earnings and cash flow year over year as well as progress toward the strategic goals established by management and approved by the Board.

The Compensation Committee discussed the 2010 goals that had been set for the CEO and each named executive officer, noting the following accomplishments:

•	Continuing to drive operational improvements, which resulted in a 6.6% increase in revenues and a 69.7% increase in operating income, excluding impairment charges, in 2010 compared to 2009.

•	Continuing a focus on lean manufacturing and the successful execution of restructuring projects, which resulted in increased profitability as shown by gross margin improvement from 31.0% in 2009 to 33.1% in 2010.

•	Leading the operating managers to improve inventory turns from 5.4 in the fourth quarter of 2009 to 5.8 in the fourth quarter 2010.

•	Bringing a renewed focus on the customer in marketing, service and product development.

•	Positioning the Company to maintain strong liquidity to continue capital investments and selective acquisitions for future growth by adopting a disciplined use of the Company’s cash flow from operating activities, which exceeded earnings in 2010.

•	Implementing a dividend policy that resulted in the first full year of dividend payments to stockholders in the Company’s history.

•	Achieving progress on key strategic goals by (1) increasing revenues in the aftermarket in China and in emerging markets; (2) increasing revenues from new products with a renewed focus on product development; and (3) implementing a people development and succession planning program.

Executive Management Changes in 2010

Michael M. Larsen joined the Company as Vice President and Chief Financial Officer in October 2010. Mr. Larsen succeeded Helen W. Cornell, who had served as our Chief Financial Officer since 2004. Mrs. Cornell remained with the Company until her retirement in November 2010 in order to assist in the orderly transition of her responsibilities to Mr. Larsen.

Barry L. Pennypacker, Michael M. Larsen, Helen W. Cornell, Brent A. Walters, Armando L. Castorena and T. Duane Morgan, who are all listed in the Summary Compensation Table set forth below, were our named executive officers for 2010.

Compensation Philosophy and Elements

The fundamental philosophy underlying our executive compensation program is to:

•	Provide opportunities to reward superior Company and individual performance rather than creating a sense of entitlement;

•	Drive stockholder value by allocating a significant percentage of compensation to performance-based pay that is dependent on achievement of the Company’s performance goals, without encouraging excessive or undesired risk taking;

•	Align executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to hold the stock they earn in accordance with the terms of our stock ownership guidelines; and

•	Mitigate incentives for executives to undertake excessive or undesired risks by, among other things, balancing fixed and variable pay.

Our executive compensation program includes incentive arrangements that align participants’ objectives with the Company’s critical business values, strategies and performance objectives, and are clear and simple to understand. This understanding focuses the executives’ efforts on the performance objectives that drive Gardner Denver’s success and encourages them to make long-term commitments to the Company.

The program offers a balanced approach to compensation and consists of the following primary elements:

•	Base salary;

•	Annual cash bonuses;

•	Long-term incentives in the form of stock options, restricted stock units (“RSUs”) and cash bonuses; and

•	Retirement benefits and other perquisites.

Role of Compensation Consultants

The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) in 2010 to evaluate and provide independent advice and consultation regarding our executive compensation program. At the Compensation Committee’s direction, Meridian:

•	Reassessed, with the assistance of the Compensation Committee, the appropriateness of a custom peer group consisting of 23 publicly held industrial manufacturing companies and a general industry group, each as discussed in further detail below;

•	Reviewed and assessed our named executive officers’ compensation for competitiveness with the custom peer group and general industry group;

•	Reviewed and assessed long-term equity incentives in the form of stock options and RSUs; and

•	Reviewed and assessed actual compensation paid to our named executive officers.

In 2010, Meridian did not provide any services to the Company, or receive any payments from the Company, other than in their capacity as a consultant to the Compensation Committee and the Nominating and Corporate Governance Committee. See “Compensation of Directors” above for a description of the services provided by Meridian to the Nominating and Corporate Governance Committee.

Competitive Market Pay Information and Philosophy

In 2010, the Compensation Committee engaged Meridian to assist it in evaluating our executive compensation program. In determining the compensation for our Chief Executive Officer (“CEO”) and our other named executive officers, the Compensation Committee reviews a competitive pay analysis prepared by Meridian. Meridian conducted an external market study of compensation levels for senior executive management employees, including our named executive officers. The review included the value of the following components of compensation: (a) base salary; (b) target annual cash bonuses; and (c) target long-term incentives.

Meridian compiled the competitive pay data from U.S. Total Compensation Measurement (“TCM”), a proprietary database developed and maintained by Hewitt Associates LLC. The TCM database was established in 1981 and contains competitive pay data on approximately 800 large industrial, financial and service organizations, including program designs of total direct compensation for more than 300 executive management positions.

Meridian compiled the competitive pay data for a custom peer group and a general industry group. For 2010, the custom peer group was comprised of the following companies:

• A. O. Smith	• Kennametal Inc.

• BorgWarner Inc.	• Mueller Water Products Inc.

• Briggs & Stratton Corporation	• Pactiv Corporation

• Cooper Industries, Ltd.	• Parker-Hannifin Corp.

• Donaldson Company, Inc.	• Pentair, Inc.

• Dover Corporation	• Roper Industries, Inc.

• Federal Signal Corporation	• Sauer-Danfoss Inc.

• Flowserve Corporation	• Steelcase Inc.

• FMC Technologies, Inc.	• Valmont Industries

• Ingersoll-Rand Co.	• Westinghouse Air Brake Technologies Corporation

• ITT Industries, Inc.
• Watts Water Technologies, Inc.
• Joy Global Inc.

The companies in the custom peer group are either direct business competitors, capital markets competitors or labor market competitors, and have similarities to the Company in terms of size, revenues, relative capital intensity and industry sector. The companies comprising the custom peer group had median annual revenues of $2.5 billion.

The general industry group was comprised of approximately 100 companies included in the TCM database, exclusive of retail, financial and utility companies, with median annual revenues of $2.7 billion. The general industry group consists of companies that are similar in size to the Company and against which the Compensation Committee believed that the Company competes for executive talent.

The Compensation Committee used the custom peer group as its primary source in analyzing the competitiveness of our named executive officers’ compensation and used the general industry peer group as supplementary information and to provide a comparison on a general industry basis.

Meridian, with the assistance of the Compensation Committee, annually reviews the companies comprising the custom peer group and the general industry group in order to maintain its appropriateness for compensation comparison purposes. There were no changes in the custom peer group composition from 2009 to 2010.

In assessing the competitiveness of our executive compensation program, Meridian provided the Compensation Committee with information regarding the compensation levels and programs at the 50th percentile for the custom peer group and the general industry group. In general, the Compensation Committee aims to set each named executive officer’s base salary, target annual cash bonus, target annual cash compensation (i.e., base salary and target annual cash bonus), target long-term incentives, and target total direct compensation (i.e., target annual cash compensation and target long-term incentives) at the 50th percentile of the custom peer group.

In setting the compensation of our named executive officers, a number of different internal and external factors can, from time to time, affect appropriate levels of executive compensation, including, without limitation individual performance, Company performance, scope of responsibilities, tenure with the Company, time in position and desired pay mix. Based upon one or more of these other factors, base salaries, target annual cash bonus, target annual cash compensation, target long-term incentives and/or target total direct compensation of each named executive officer could be +/-15% of the 50th percentile of the custom peer group. The Compensation Committee believes it has achieved the objectives of the Company’s compensation philosophy in setting the compensation of our named executive officers.

Notwithstanding the above, Mr. Larsen joined the Company after Meridian completed its 2010 competitive pay analysis. Mr. Larsen’s 2010 compensation was ultimately based upon competitive pay data and advice provided by Meridian.

Setting Total Compensation

Annually, the Compensation Committee establishes the compensation of our named executive officers, including their performance goals and bonus opportunities. The Compensation Committee works with the Chief Executive Officer (“CEO”), Chief Financial Officer, Vice President of Human Resources, and General Counsel to, among other things, enable the Compensation Committee to formulate the specific plan and award designs, performance goals, and performance levels (i.e., threshold, target, and maximum) necessary to align the Company’s executive compensation program with the Company’s business strategies and goals. In particular, the Compensation Committee considers the CEO’s review of the performance of the other named executive officers.

In 2010, the Compensation Committee held private discussions with Mr. Pennypacker, our CEO, concerning the other named executive officers’ individual performance. The Compensation Committee takes Mr. Pennypacker’s evaluations of the other named executive officers into account when setting their compensation and performance goals. The Compensation Committee conducts its own performance evaluation of the CEO and no management recommendation is made with regard to his compensation. The Compensation Committee’s assessment of the named executive officers’ individual performance is a subjective evaluation of their accomplishments and contributions to the Company.

All final decisions regarding the compensation of the named executive officers are made by the Compensation Committee. While members of management attend the Compensation Committee’s meetings upon invitation, they do not attend either executive sessions or portions of any other meetings of the Compensation Committee where executive compensation determinations are made by the Compensation Committee.

CEO Compensation. In setting the CEO’s compensation, the Compensation Committee considered the competitive pay data provided by Meridian, the contributions made by Mr. Pennypacker to the Company’s operational improvements and his tenure with the Company. Specifically, the Compensation Committee evaluated the CEO’s day-to-day performance and leadership, noting that in his third year as CEO, Mr. Pennypacker has transformed the Company’s culture to be more performance driven, implemented lean manufacturing principles, driven the Gardner Denver Way into the fabric of the Company, and provided strong leadership resulting in excellent performance during the continuing difficult economic environment.

Other Named Executive Officer Compensation. In setting compensation for the other named executive officers (except for Mr. Larsen), the Compensation Committee considered competitive pay data, tenure with the Company, and the CEO’s evaluations of their individual accomplishments and contributions to the Company. The Compensation Committee also took into account its own evaluations of such executive officers based on their frequent interactions with the Board of Directors. The Compensation Committee considered the following accomplishments and contributions:

•	Michael M. Larsen. As discussed above, Mr. Larsen’s 2010 compensation was based upon the competitive pay data and advice provided by Meridian.

•	Brent A. Walters. Mr. Walters has been the Vice President, General Counsel and Chief Compliance Officer since his employment began in August 2009. Mr. Walters also became Secretary in 2010. He enhanced the Company’s control of legal expenses, further developed the Company’s compliance program, and demonstrated strong leadership and advocacy at all levels of the Company.

•	Armando L. Castorena. Mr. Castorena has been the Vice President of Human Resources since his employment began in September 2008. Mr. Castorena developed a new leadership talent assessment and succession planning process, and created a positive working relationship with the Compensation Committee.

•	T. Duane Morgan. Mr. Morgan has been the President of our Engineered Products Group since its creation in January 2009. Mr. Morgan previously served as the Vice President of the Fluid Transfer Division. He continued to provide strong leadership, created a lean and collaborative group culture and continued to increase innovation in the group’s products and distribution channel.

•	Helen W. Cornell. Mrs. Cornell served as our Chief Financial Officer from August 2004 until her retirement in 2010. Mrs. Cornell demonstrated strong overall leadership, continued to strengthen our investor relations program, and helped drive the Gardner Denver Way into the fabric of the Company.

2010 Executive Compensation Decisions

The Compensation Committee reviews and considers each pay component before making any executive compensation decisions. Each year as the Compensation Committee determines executive compensation, it reviews tally sheets prepared by the Vice President of Human Resources for each of the named executive officers. The tally sheets detail each component of executive compensation, including, base salary, target annual cash bonuses, target long-term incentives, retirement benefits and other perquisites. The tally sheets also reflect the current value of all outstanding equity awards, deferred compensation accounts, and estimated retirement benefit values. The Compensation Committee uses the tally sheets to (a) understand all obligations for present and future compensation; (b) confirm that compensation is consistent with the philosophy and objectives of the Company’s executive compensation program, and (c) understand the total value of the Company’s compensation and benefit programs when considering changes in compensation components, program design and pay mix. In 2010, the Compensation Committee did not make any specific adjustments to the named executive officers’ compensation as a result of its review of tally sheets.

The Compensation Committee made its annual pay decisions for each of the compensation components as outlined below.

Annual Cash Compensation.

Base Salary: We provide the named executive officers with a base level of income for the expertise, skills, knowledge and experience they offer to the Company’s management team.

In 2010, our named executive officers received the following base salary increases:

		Base Annual
	Percentage	Salary as of
Named Executive Officer	Increase	12/31/10

Barry L. Pennypacker, President & Chief Executive Officer	14.3%	$800,000
Michael M. Larsen, Vice President & Chief Financial Officer	—	$450,000
Brent A. Walters, Vice President, General Counsel, Chief Compliance Officer & Secretary	2.7%	$282,404
Armando L. Castorena, Vice President, Human Resources	10.7%	$295,016
T. Duane Morgan, Vice President & President Engineered Products Group	3%	$345,050
Helen W. Cornell, Former Executive Vice President, Finance & Chief Financial Officer	—	$385,000

Messrs. Pennypacker, Walters, Castorena and Morgan each received the above merit increases to closer align their base salaries with the 50th percentile of the custom peer group and in recognition of their individual accomplishments and contributions discussed above. Each named executive officer’s base salary fell below the 50th percentile of the custom peer group. The Compensation Committee subjectively determined this to be appropriate in light of the named executive officer’s tenure with the Company and/or time in their current position with the Company.

Annual Cash Bonus. For 2010, the Compensation Committee established annual cash bonus opportunities to focus the named executive officers on the achievement of critical, short-term financial and individual goals that are intended to drive sustainable stockholder value over time. The annual cash bonus opportunities are comprised of (a) a cash bonus based upon the achievement of certain performance goals of the Company under our Executive Annual Bonus Plan (the “Annual Bonus Plan”) and (b) a cash bonus based upon the achievement of certain breakthrough goals of individual performance (the “Breakthrough Goals”). Historically, except for 2009 and 2010, there was only one annual cash bonus opportunity that was based upon the achievement of pre-determined performance goals of the Company. However, in 2009 and 2010, in an effort to incentivize the achievement of specific individual performance goals by our named executive officers, the Compensation Committee created the second bonus opportunity based upon the Breakthrough Goals.

Under the terms of Mr. Larsen’s offer letter, his minimum annual cash bonus for 2010 was negotiated to be $140,000, which was the estimated bonus he was no longer going to receive as a result of his resignation from his prior employer.

Annual Cash Bonus under the Annual Bonus Plan.

In February 2010, the Compensation Committee established the performance goals and the maximum, target, and threshold achievement levels for each of the named executive officers (except for Mr. Larsen who joined the Company in October 2010) under the Annual Bonus Plan. Messrs. Pennypacker, Walters and Castorena and Mrs. Cornell’s performance goals were based on the Company’s 2010 “Company adjusted net income” (weighted at 48%) and “Company adjusted operating cash flow” (weighted at 32%), as such terms are defined below. Mr. Morgan’s performance goals were based on the Engineered Product Group’s “group adjusted operating earnings” (weighted at 50%) and “group adjusted operating cash flow” (weighted at 10%), as such terms are defined below, as well as Company adjusted net income and Company adjusted operating cash flow (weighted at 12% and 8%, respectively).

“Company adjusted net income” is defined as the Company’s income before taxes, excluding impairment charges and restructuring charges in excess of budget, less taxes which exclude the tax effect of the excluded items and non-recurring tax-related adjustments.

“Company adjusted operating cash flow” is defined as the Company’s net cash provided by operating activities, excluding excess tax benefits from stock-based compensation.

“Group adjusted operating earnings” is defined as the Engineered Product Group’s operating earnings excluding impairment charges, corporate allocations, other non-operational items and restructuring charges in excess of budget.

“Group adjusted operating cash flow” is defined as the Engineered Product Group’s net income adjusted for impairment charges, restructuring charges in excess of budget and the transfer of certain business units, plus the group’s depreciation and amortization and the cash effect of changes in receivables, advance payments and inventories.

Adjusted net income was set as a performance goal to reflect the effect of management’s performance on stockholder return. Adjusted operating cash flow was set as a performance goal to reflect the continued importance of cash flow in providing funds to pursue our growth strategies, accelerate our debt repayment, and maintain our dividend policy. Adjustments to the financial measurements were made by the Compensation Committee to avoid volatile, inflation or deflation of the cash bonus due to either unusual items in the performance period or items that are not indicative of the core operating performance of the Company or group, as applicable.

In establishing the performance goals for Mr. Morgan, the Compensation Committee included both Company and group performance goals to provide incentives for operational performance over which Mr. Morgan exerts the greatest degree of short-term control, while ensuring overall accountability to corporate performance. The Compensation Committee believes this incentive helps solidify our corporate culture and ensure our business units are working for the greater good of the Company and our stockholders.

Under the terms of the Annual Bonus Plan, the Compensation Committee may, in its discretion, reduce or eliminate entirely the amount of any annual cash bonus payable to any named executive officer upon attainment of the performance goals, but any such reduction may not increase the awards of another named executive officer. In 2010, the Compensation Committee did not exercise its discretion to decrease any portion of the named executive officers’ cash bonus payout under the Annual Bonus Plan.

Annual Cash Bonus under the Breakthrough Goals.

In February 2010, the Compensation Committee established the Breakthrough Goals (weighted at 20%) and the maximum, target, and threshold achievement levels for each of the named executive officers (except for Mr. Larsen who joined the Company in October 2010).

In establishing the Breakthrough Goals, the Compensation Committee asked Mr. Pennypacker to develop individual goals for each of the other named executive officers that were directly related to our strategic plan and would better position the Company once the economy improved. The Compensation Committee, with input from the Chairman and Mr. Pennypacker, developed Mr. Pennypacker’s Breakthrough Goals, which were also directly related to our strategic plan. Each of our named executive officer’s Breakthrough Goals included operational improvements in their respective areas of responsibility. Throughout 2010, the named executive officers reported quarterly to the Board on the progress being made in the achievement of their goals.

Mr. Pennypacker’s Breakthrough Goals included:

•	The successful implementation and execution of our restructuring projects,

•	Continuing to drive the Gardner Denver Way into the fabric of our organization,

•	Building the Company’s market position in emerging markets,

•	Driving innovation led by the voice of the customer into our product development process,

•	Focusing on aftermarket growth, and

•	Developing leadership bench strength.

Mr. Walters’ Breakthrough Goals included managing the Company’s world-wide legal budget, improving the quality of the legal department’s service to the Company’s operations, further enhancing the Company’s compliance program, managing the Company’s litigation portfolio, and further enhancing the Company’s environmental, health and safety program.

Mr. Castorena’s Breakthrough Goals included creating leadership development programs, implementing human resources processes and internal communications that drive a performance-based culture, reducing management and administration costs, further implementing automated human resources processes, assisting the Company in hiring world-class employees, developing and executing a competitive total rewards strategy, and assisting with the Company’s compliance with applicable labor laws.

Mr. Morgan’s Breakthrough Goals included growing aftermarket sales, achieving material cost reductions, driving new product sales, improving delivery time performance, growing sales in emerging markets, developing growth strategy for key businesses, and improving inventory turns.

Mrs. Cornell’s Breakthrough Goals included reducing costs throughout the finance organization, overseeing the Company’s selective acquisitions, improving efficiency in the finance organization and continuing to consolidate our legal entities worldwide.

In 2010, the Compensation Committee set each named executive officer’s total cash payout under the Annual Bonus Plan and Breakthrough Goals at targets ranging from 45-90% of his or her respective base salary, and payments can be increased to a maximum range of 200% of target for maximum performance and decreased to 40% of target for threshold performance. Bonus payments increase as performance levels increase. With respect to the total cash payout for 2010, the Compensation Committee established the following target percentages of base salary for our named executive officers:

Total Target Annual Cash
Named Executive Officer	Bonus (% of Base Salary)

Barry L. Pennypacker	90%
Brent A. Walters	45%
Armando L. Castorena	45%
T. Duane Morgan	60%
Helen W. Cornell	65%

Set forth below is the 2010 annual cash bonus opportunities for Messrs. Pennypacker, Walters and Castorena and Mrs. Cornell with respect to the total cash payout under the Annual Bonus Plan and Breakthrough Goals.

Criteria	Threshold	Target	Maximum

Annual Bonus Plan Opportunity
Company Adjusted Net Income	19%	48%	96%
Company Adjusted Operating Cash Flow	13%	32%	64%
Breakthrough Goals Bonus Opportunity
Breakthrough Goals	8%	20%	40%
Total	40%	100%	200%

Set forth below is the 2010 annual cash bonus opportunities for Mr. Morgan with respect to the total cash payout under the Annual Bonus Plan and Breakthrough Goals.

Criteria	Threshold	Target	Maximum

Annual Bonus Plan Opportunity
Company Adjusted Net Income	5%	12%	24%
Company Adjusted Operating Cash Flow	3%	8%	16%
Group Adjusted Operating Earnings	20%	50%	100%
Group Adjusted Operating Cash Flow	4%	10%	20%
Breakthrough Goals Bonus Opportunity
Breakthrough Goals	8%	20%	40%
Total	40%	100%	200%

Set forth below are the 2010 Company performance goals under the Annual Bonus Plan and the Company’s actual performance.

2010 ANNUAL BONUS PLAN CORPORATE CRITERIA

		Threshold	Target	Maximum	Actual
Eligible Named Executive Officer	Criteria	(thousands)	(thousands)	(thousands)	(thousands)

All	Company Adjusted Net Income	$110,600	$138,250	$158,988	$177,831
All	Company Adjusted Operating Cash Flow	$147,842	$184,802	$212,522	$207,887
T. Duane Morgan
	Group Adjusted Operating Earnings	$140,891	$176,114	$202,531	$184,934
	Group Adjusted Operating Cash Flow	$174,246	$217,807	$250,478	$180,371

In February 2011, the Compensation Committee evaluated and determined the degree to which the performance goals under the Annual Bonus Plan for 2010 had been met. To the extent the Company’s actual performance falls between the threshold, target and maximum achievement levels, the cash bonus is linearly interpolated. Based on this analysis, the Compensation Committee awarded Messrs. Pennypacker, Walters, Castorena, and Morgan, and Mrs. Cornell a cash bonus of $1,113,475, $196,532, $205,308, $228,146, and $334,912, respectively, under the Annual Bonus Plan. Mrs. Cornell’s payout was prorated based on the date of her retirement.

In February 2011, the Compensation Committee subjectively evaluated and determined the degree to which the Breakthrough Goals for 2010 had been met. Based on this analysis, the Compensation Committee awarded Messrs. Pennypacker, Walters, Castorena, and Morgan, and Mrs. Cornell $216,000, $34,312, $45,137, $66,250, and $43,313, respectively, for achievement of the Breakthrough Goals. Mrs. Cornell’s amount was prorated based on the date of her retirement.

For 2010, the total cash payout under the Annual Bonus Plan and Breakthrough Goals to Messrs. Pennypacker, Walters, Castorena, and Morgan, and Mrs. Cornell were $1,329,475, $230,844, $250,445, $294,396 and $378,225, respectively. Pursuant to the terms of Mr. Larsen’s offer letter, he received a minimum cash bonus of $140,000 for 2010. In 2010, each of the named executive officer’s target annual cash bonus, as well as their annual cash compensation (i.e., base salary and target annual cash bonus) fell below the 50th percentile of the custom peer group.

The Compensation Committee subjectively determined this to be appropriate in light of the named executive officer’s tenure with the Company and/or time in their current position with the Company.

Long-Term Incentive Compensation

Under the Incentive Plan, the named executive officers are eligible to receive awards in the form of stock options, RSUs and a long-term cash bonus. Generally, these awards are granted annually at our February Compensation Committee meeting, which occurs after the presentation of our annual financial results. The purpose of these awards is to promote the Company’s long-term financial interests by encouraging the named executive officers to acquire an ownership position in the Company and to provide incentives for specific individual performance.

The allocation of the 2010 target long-term incentives for the named executive officers (other than Mr. Larsen) was as follows:

This allocation is based on the target long-term cash bonus opportunity and the grant date fair value of the stock options and RSUs granted to the named executive officers in February 2010. The amount of Mr. Larsen’s 2010 stock option and RSU awards were intended to be equal to the value of forfeited awards from his prior employer as a result of Mr. Larsen joining the Company in October 2010.

Long-Term Equity Incentives. In 2010, our named executive officers received long-term equity incentives consisting of stock options and RSUs, with such equity incentives constituting a material portion of their total direct compensation.

Stock options are designed to encourage the named executive officers to increase stockholder value as stock options only have value when the price of our common stock increases over the stock option’s exercise price. RSUs are designed to encourage retention of the named executive officers as they are contractual rights to receive a specified number of shares of our common stock in the future. Generally, (a) stock options have an exercise price equal to the closing sale price of our common stock on the date of grant and become exercisable in one-third annual increments commencing on the one-year anniversary of the option’s grant date and (b) RSUs vest at one time, three years from the date of grant.

The Compensation Committee believes that using stock options and RSUs creates a better balance between risk and reward than stock options alone and further strengthens retention, reinforces incentives for performance, and encourages an ownership interest in the Company.

The Compensation Committee awarded the following equity incentive awards to our named executive officers in 2010:

Named Executive Officer	Stock Options	RSUs

Barry L. Pennypacker	40,000	20,000
Michael M. Larsen(1)	7,100	2,400
Brent A. Walters	6,500	3,000
Armando L. Castorena	5,800	2,600
T. Duane Morgan	6,900	4,500
Helen W. Cornell(2)	10,000	4,700

(1)	On October 11, 2010, Mr. Larsen was awarded stock options and RSUs upon joining the Company.

(2)	In addition to the 4,700 RSUs, Mrs. Cornell also received 2,304 RSUs on November 26, 2010 pursuant to the terms and conditions of her separation agreement.

Except for Mr. Larsen, the specific number of stock options and RSUs granted to the named executive officers were based primarily upon competitive pay data and the advice and counsel of Meridian and Mr. Pennypacker (except with respect to his own long-term equity incentives). The Compensation Committee also considered the individual accomplishments and contributions discussed above, the scope of such named executive officer’s responsibilities, and tenure with the Company. The allocation of the 2010 equity awards between stock options and RSUs was based upon competitive pay data and the advice and counsel of Meridian.

Long-Term Cash Bonus Awards. Under the Incentive Plan, the Compensation Committee may also grant long-term cash bonus awards to the named executive officers. Long-term cash bonuses are tied to the achievement of Company performance targets over a pre-determined performance period, which historically has been three years.

The long-term cash bonus awards are based on any one or more of the following performance measures:

•	Operating income;

•	Net income;

•	Earnings per share of our common stock;

•	Earnings before taxes;

•	Return on equity;

•	Cash flow; and

•	Total stockholder return.

The Compensation Committee believes that the long-term cash bonus awards provide a strong incentive for the named executive officers to achieve the Company’s long-term strategic and financial goals that ultimately drive the creation of sustainable stockholder value. The Incentive Plan permits the cash bonuses to be denominated in either cash or restricted stock awards. Historically, the Compensation Committee has paid the bonuses in cash to appropriately balance the named executive officers’ long-term compensation opportunities between cash and equity. These awards also encourage retention among the named executive officers.

In February 2010, the Compensation Committee granted a long-term cash bonus award tied to a compound growth rate of earnings before taxes (“EBT”) (subject to adjustment as provided under the Incentive Plan) for our industrial businesses, during the three-year period beginning January 1, 2010 through December 31, 2012. The threshold, target, and maximum achievement levels that must be met by the end of the performance period are based upon the following compound growth rates of EBT (subject to adjustment as provided under the Incentive Plan) for our industrial businesses over the performance period.

Threshold Performance	Target Performance	Maximum Performance

4%	8%	12%

The Compensation Committee believes the specific performance targets are appropriately challenging and consistent with achieving the Company’s long-term growth and profitability goals. In particular, the threshold, target, and maximum achievement levels are set so that the relative difficulty of meeting the target level is believed to be consistent from year to year. The specific performance targets for EBT are considered competitively sensitive information and disclosure thereof would reveal the Company’s tactical operations, sales and marketing initiatives resulting in a significant disadvantage for the Company in the marketplace. Since the Compensation Committee began granting long-term bonus award opportunities in 2001, the Company has achieved performance in excess of the maximum level five times and did not achieve threshold performance three times, including in 2010.

Assuming that at least the threshold achievement level is met, the long-term cash bonus is calculated by multiplying: (a) the product of (i) the respective named executive officer’s base salary (at the end of the performance period) by (ii) such officer’s respective base salary factor (as set forth below); by (b) the applicable achievement level met (i.e., threshold (50%), target (100%) or maximum (200%)) at the end of the three-year measurement period. With respect to the 2010 long-term cash bonus award that is potentially payable in 2013, the Compensation Committee established the following base salary factors for the named executive officers:

Named Executive Officer	Base Salary Factor

Barry L. Pennypacker	105%
Michael M. Larsen	55%
Brent A. Walters	55%
Armando L. Castorena	50%
T. Duane Morgan	65%
Helen W. Cornell	60%

The Compensation Committee determined the above base salary factors based on advice from Meridian and with the intention that such factors would result in a long-term cash bonus opportunity equaling approximately one-third of each respective named executive officer’s target long-term incentives.

The Compensation Committee believes growth in EBT provides an appropriate and objective measure of the Company’s long-term performance because it is closely tied to the creation and retention of stockholder value. The Compensation Committee’s objective is to set an achievable, yet challenging target (100% payout).

In February 2011, the Compensation Committee evaluated and determined the degree to which the criteria for long-term cash bonus award opportunities granted in 2008 to the eligible named executive officers (i.e., Messrs. Pennypacker, Walters, Castorena and Morgan and Mrs. Cornell) under the Incentive Plan (the “2008 L-T Bonus”) had been met. Any 2008 L-T Bonus earned by Messrs. Walters and Castorena would be pro rated based upon their time of service with the Company. The criteria for the 2008 L-T Bonus was tied to the compound growth rate of EBT (as may be adjusted) for our industrial businesses, which excluded petroleum products, during the period January 1, 2008 through December 31, 2010. Based on its analysis of the Company’s performance, the Compensation Committee determined that the threshold level of growth in EBT was not achieved and no bonuses were paid to participating executives under the 2008 L-T Bonus Opportunity.

In 2010, each of the named executive officer’s target long-term incentives, as well as target total direct compensation (i.e., base salary, target annual cash bonus and target long-term incentives), fell below the 50th percentile of the custom peer group. The Compensation Committee subjectively determined this to be appropriate in light of the named executive officers’ tenure with the Company and/or time in their current position with the Company. Mr. Larsen’s 2010 total direct compensation was based upon competitive pay data and advice provided by Meridian.

Retirement Benefits

The Company provides its employees, including the named executive officers, with various retirement benefits. The retirement plans are designed to assist employees, including the named executive officers, in planning for retirement and securing appropriate levels of income during retirement. The purpose of the retirement plans is to attract and retain quality employees as these types of benefits are typically offered by the Company’s competitors.

Pension Plan. The Company maintains a Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the Pension Plan. Effective November 1, 2006, the Company implemented certain revisions to the Pension Plan and future service credits under the Pension Plan ceased effective October 31, 2006. Also at this time, the Supplemental Excess Defined Benefit Plan was merged into the Supplemental Excess Defined Contribution Plan. All of the named executive officers except for Messrs. Pennypacker, Larsen, Walters, and Castorena, are fully vested in the Pension Plan and the benefit while covered under the Supplemental Excess Defined Benefit Plan. Messrs. Pennypacker, Larsen, Walters and Castorena joined the Company after November 1, 2006 and will not receive any benefits under the Pension Plan or as a participant under the former Supplemental Excess Defined Benefit Plan.

Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified retirement savings plan. All full-time or eligible part-time U.S. employees, including the named executive officers, are eligible to participate in the Retirement Savings Plan. Employees may contribute from 1% to 100% of compensation tax deferred to the plan up to the applicable IRS limit. We match employee contributions on the first 3% of employee compensation ($1 for each $1) and on the second 3% of employee compensation ($0.50 for each $1). The Company match is contributed in the form of our common stock. Participants may transfer out of our common stock to one of twenty investment funds at any time. Beginning November 1, 2006, employees at certain eligible locations also receive a non-elective Company contribution equal to the former Pension Plan credits. The non-elective Company contribution is equal to 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit. For purposes of the non-elective Company contribution, total compensation is cash remuneration paid during the year by the Company to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the long-term cash bonus opportunity earned over the prior three-year period but paid in 2010. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after three years of employment. All of the named executive officers are fully vested in the non-elective Company contribution portion of the Retirement Savings Plan, except for Messrs. Larsen, Walters, and Castorena, who will fully vest on the third anniversary of their employment with the Company.

Supplemental Excess Defined Contribution Plan. In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including the named executive officers, are eligible to participate in the Supplemental Excess Defined Contribution Plan which is funded by the Rabbi Trust. This plan provides executives with a similar level of benefits afforded to all other employees who are not subject to the limitations imposed by the IRS on our tax qualified Retirement Savings Plan.

Employees start contributing to the Supplemental Excess Defined Contribution Plan when they exceed the IRS pre-tax limits and the catch up limit for participants age 50 or over. The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $0.50 for each $1. Company matching contributions under the Supplemental Excess Defined Contribution Plan are contributed in the form of cash rather than our common stock. All employee and Company matching contributions are fully vested immediately.

The named executive officers are also credited with a non-elective Company contribution of 12% of recognized compensation in excess of the IRS limit. The Company non-elective contributions are also contributed in cash. The non-elective Company contribution becomes fully vested after three years of employment. All of the named executive officers are fully vested in the non-elective Company contribution portion of the Supplemental Excess Defined Contribution Plan, except for Messrs. Larsen, Walters, and Castorena, who will fully vest on the third anniversary of their employment with the Company.

Other Perquisites

Standard Employee Benefits. In addition to the compensation and retirement plans listed above, all of the Company’s U.S. employees, including the named executive officers, are eligible to receive health, dental, disability and life insurance coverage. Additionally, all employees are entitled to vacation, sick leave and other paid holidays. The commitment to provide employees with these benefits recognizes the Compensation Committee’s belief that the health and well-being of the Company’s employees directly impacts its overall success.

Perquisites. The Compensation Committee believes that the perquisites it provides conform to the overall executive compensation program and assist in recruiting and retaining key executives. The cumulative values of such perquisites are included in the “All Other Compensation” column of the Summary Compensation Table set forth below and are individually accounted for in the “All Other Compensation Table” set forth below.

The following perquisites are offered to the named executive officers:

•	Annual tax planning and preparation services;

•	Estate planning services (once every five years);

•	Executive retirement planning;

•	An executive physical is required once every two years beginning in 2010;

•	Long-term disability insurance;

•	Executive long-term care insurance;

•	Matching charitable contributions; and

•	Relocation assistance, as appropriate.

The counseling and planning perquisites assist the named executive officers in managing their long-term financial viability and optimizing the value of the Company’s other compensation plans that ultimately benefits the Company.

Long-term disability insurance for all of the Company’s salaried, U.S. employees, contains a benefit of 66 2/3 of covered compensation up to a monthly maximum of $7,000. The named executive officers are offered this same benefit with a monthly maximum of $15,000. The increased monthly maximum is more commensurate with the named executive officers’ salaries than our standard employee monthly maximum. The additional long-term disability insurance is designed to achieve the replacement of an equivalent level of income should an unforeseeable injury or disability occur.

The long-term care insurance offered to the named executive officers is paid for over a ten-year period, provided the executive remains employed by the Company. The benefits under this policy include medical care at home and at a variety of healthcare facilities. The daily benefit is currently $300 per day and will increase over time with a cost of living adjustment.

The Company has a tradition of supporting charitable organizations in areas where its employees are located. To encourage the named executive officers to support charitable organizations, which best serve the educational, health, welfare, cultural, civic and social needs of the community, the Company developed an Executive Matching Gift Program. We match charitable donations made by the named executive officers of up to $2,500 annually that are made to eligible organizations under the policy. However, there is no limit on the matching donations made by the CEO. Historically, the total matching contributions made by the Company on behalf of Mr. Pennypacker, during any calendar year, has not been more than $2,000.

We provide relocation assistance to move certain of our current employees and new hires, including our named executive officers, covering most of the reasonable costs and expenses incurred during the move. Reasonable costs and expenses include items such as temporary living, trips between their prior home and the relocation city, costs associated with purchasing a new home, assistance with sale of their current residence, moving costs, a miscellaneous allowance of one month’s salary, a guaranteed home buyout, loss on sale protection (if necessary), tax assistance for certain relocation benefits and other approved reasonable expenses. During 2010, Messrs. Pennypacker, Walters and Castorena received relocation assistance of $1,560,717, $54,737 and $220,986, respectively, which included tax assistance to cover certain tax expenses related to relocation benefits.

The Compensation Committee has determined to offer the above-described perquisites in order to attract and retain the named executive officers by offering compensation opportunities that are competitive with the Company’s competitors. The Compensation Committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation.

Change in Control Agreements

The Company has entered into Change in Control Agreements, referred to herein as the “CIC Agreements,” with each of the named executive officers. For an executive to receive benefits under their CIC Agreement, two events must occur: (a) a change in control and (b) termination by the Company of the named executive officer’s employment other than for “cause” or termination by the executive officer for “good reason,” as defined below. This two-prong requirement allows us and our named executive officers to concentrate on our goals and the potential change in control without incurring any costs unless a named executive officer is terminated. The CIC Agreements also place certain limits on the named executive officers disclosing confidential information and soliciting our employees, customers or clients.

In 2008, the Compensation Committee retained Hewitt Associates, LLC (“Hewitt”) to do a market analysis of our CIC Agreements and external legal counsel to review our CIC Agreements in light of the new tax regulations and other legal developments. The Compensation Committee reviewed the Hewitt report, recommendations from legal counsel, and the terms and conditions of our CIC Agreements in relation to the change in control provisions included in our Incentive Plan and Annual Bonus Plan. Following this review, the Compensation Committee determined that maintaining these agreements with certain revisions is in the best interest of the stockholders in light of our named executive officers’ knowledge and experience and the need for management continuity during a potential change in control. The Compensation Committee believes the CIC Agreements encourage each of our named executive officers to continue to carry out their officer’s duties in the event of a possible change in control of the Company. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” section set forth below.

Other

Section 162(m) of the Code limits the deductibility by public corporations of certain non-performance based compensation paid to specified executive officers. The Compensation Committee endeavors to maximize deductibility of compensation by qualifying for exemption from the Section 162(m) limitations to the extent practicable, subject, however, to maintaining competitive compensation. However, the Compensation Committee does not strictly limit executive compensation to that which is exempt from the deduction limitations of Section 162(m) and has not adopted a policy requiring all compensation to be so exempt. The Compensation Committee believes that adopting such a policy would limit its ability to maintain flexibility in compensating named executive officers.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table presents compensation paid to or earned by each of our named executive officers for the fiscal years ended 2010, 2009 and 2008.

							Change in
							Pension
							Value &
						Non-	Nonqualified
						Equity	Deferred
						Incentive Plan	Compen-
				Stock	Option	Compen-	sation	All Other
Name and Principal				Awards	Awards	sation	Earnings	Compen-
Position	Year	Salary	Bonus(1)	(2),(3)	(3),(4)	(5)	(6)	sation(7)	Total

Barry L. Pennypacker	2010	$783,333	$0	$868,600	$688,483	$1,329,475	$0	$1,779,635	$5,449,526
President & CEO	2009	$691,667	$0	$555,900	$366,865	$725,000	$0	$471,984	$2,811,416
	2008	$618,332	$0	$1,076,400	$377,037	$1,583,356	$0	$387,340	$4,042,465
Michael M. Larsen	2010	$102,404	$240,000	$131,136	$143,951	$0	$0	$30,420	$647,911
Vice President & CFO
Brent A. Walters	2010	$281,170	$0	$130,290	$111,878	$230,844	$0	$121,706	$875,888
Vice President, General Counsel, Secretary & Chief Compliance Officer
Armando L. Castorena	2010	$290,263	$0	$112,918	$99,830	$250,445	$0	$305,907	$1,059,363
Vice President, Human Resources	2009	$265,419	$0	$68,561	$54,703	$150,000	$0	$75,803	$614,486
T. Duane Morgan	2010	$343,375	$0	$195,435	$118,763	$294,396	$1,043	$129,464	$1,082,476
Vice President & President Engineered	2009	$335,001	$0	$64,855	$57,231	$390,000	$408	$187,942	$1,035,437
Products Group	2008	$253,084	$0	$82,524	$57,274	$761,471	$723	$145,362	$1,300,438
Helen W. Cornell	2010	$350,201	$0	$354,111	$172,121	$378,225	$25,152	$119,767	$1,399,577
Former Executive	2009	$381,670	$0	$135,269	$117,397	$310,000	$3,983	$292,736	$1,241,055
Vice President, Finance & CFO	2008	$357,516	$0	$161,460	$136,990	$1,378,543	$10,976	$249,215	$2,294,700

(1)	Amounts reported in this column include (i) a sign on bonus of $100,000 awarded to Mr. Larsen upon joining the Company in October 2010, and (ii) a minimum guaranteed annual cash bonus of $140,000 to compensate Mr. Larsen for the estimated bonus he was no longer going to receive as a result of his resignation from his prior employer.

(2)	On February 22, 2010, Messrs. Pennypacker, Walters, Castorena, and Morgan, and Mrs. Cornell were granted 20,000, 3,000, 2,600, 4,500, and 4,700 RSUs, respectively. On October 11, 2010, Mr. Larsen was granted 2,400 RSUs in connection with being named Vice President and Chief Financial Officer. On November 26, 2010, Mrs. Cornell was granted 2,304 RSUs in accordance with the terms and conditions of her separation agreement. The RSUs granted during 2010 cliff vest three years after the grant date.

(3)	Amounts reflect the grant date fair value of the respective equity award computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 14 “Stock-Based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying valuation of equity awards.

(4)	On February 22, 2010, Messrs. Pennypacker, Walters, Castorena, and Morgan, and Mrs. Cornell were granted 40,000, 6,500, 5,800, 6,900, and 10,000 stock options, respectively. On October 11, 2010, Mr. Larsen was granted 7,100 stock options in connection with being named Vice President and Chief Financial Officer. Pursuant to the terms of Mrs. Cornell’s separation agreement, she forfeited the stock options granted to her on February 22, 2010. The stock options granted during 2010 vest in one-third annual increments commencing on the one-year anniversary of the option’s grant date.

(5)	Reflects the aggregate amounts received under our Annual Bonus Plan, the Breakthrough Goals Bonus and our Incentive Plan for the fiscal year indicated. There was no payout under the 2008 L-T Bonus Opportunity under our Incentive Plan for the three-year performance period beginning January 1, 2008 and ending on December 31, 2010. For further discussion of each named executive officer’s payout under the Annual Bonus Plan and the Breakthrough Goals Bonus, see the “2010 Executive Compensation Decisions” section of the compensation discussion and analysis set forth above.

(6)	For 2010, represents the actuarial increase in the present value of the named executive officers’ benefits under the frozen Pension Plan. The change in pension value includes interest credits on the cash balance accounts at the assumed long-term interest rate of 5.5% per year through normal retirement age of 65, and the discount rate of 5.3%. During 2010, there were no above-market or preferential earnings on deferred compensation.

(7)	Amounts under “All Other Compensation” reflect the Company contributions on behalf of each of the named executive officers to the Retirement Savings Plan and the related Supplemental Excess Defined Contribution Plan, premiums paid by the Company on behalf of each of the named executive officers under the Executive Long-Term Care Program, annual executive physicals, the premiums paid by us on behalf of the named executive officers for long-term disability insurance (the maximum benefits for named executive officers are different than other employees), tax planning and preparation services (with tax assistance payments), matching charitable contributions, relocation expenses, and other special payments, as applicable, broken down as follows for fiscal years ended 2010, 2009 and 2008.

ALL OTHER COMPENSATION TABLE

			Supplemental
		Retire-	Defined			Long
		ment	Excess		Annual	Term	Tax	Matching
		Savings	Contribution	LTC Plan	Executive	Disability	Planning	Charitable	Special
Name	Year	Plan(1)	Plan(2)	Premiums	Physicals	Premiums	Fees(3)	Contribution	Payments		Total

Barry L. Pennypacker	2010	$18,828	$171,600	$22,617	$0	$918	$4,955	$0	$1,560,717	(4)	$1,779,635
	2009	$15,033	$304,503	$22,617	$0	$918	$4,721	$0	$124,192		$471,984
	2008	$17,933	$58,250	$0	$0	$918	$3,077	$2,000	$305,162		$387,340
Michael M. Larsen	2010	$4,340	$3,629	$22,222	$0	$229	$0	$0	$0		$30,420
Brent A. Walters	2010	$26,353	$14,218	$20,684	$0	$918	$4,796	$0	$54,737	(4)	$121,706
Armando L. Castorena	2010	$18,298	$33,524	$27,226	$0	$918	$4,955	$0	$220,986	(4)	$305,907
	2009	$18,298	$24,624	$27,226	$0	$884	$4,721	$50	$0		$75,803
T. Duane Morgan	2010	$18,564	$88,371	$16,890	$0	$918	$4,721	$0	$0		$129,464
	2009	$16,534	$147,799	$16,890	$0	$918	$4,721	$1,000	$80		$187,942
	2008	$18,312	$104,051	$16,890	$593	$901	$4,615	$0	$0		$145,362
Helen W. Cornell	2010	$22,159	$72,933	$13,059	$522	$841	$4,955	$2,500	$2,798		$119,767
	2009	$15,791	$255,401	$13,059	$194	$918	$4,721	$2,500	$152		$292,736
	2008	$18,255	$209,868	$13,059	$0	$918	$4,615	$2,500	$0		$249,215

(1)	This column represents Company contributions in the Retirement Savings Plan. For further discussion of these contributions, see the Compensation Discussion & Analysis — Retirement Benefits section of this proxy statement set forth above.

(2)	Amounts reflect Company contributions under the Supplemental Excess Defined Contribution Plan for each respective year.

(3)	The tax planning fees also includes tax assistance payments of $1,955 for Messrs. Pennypacker and Castorena and Mrs. Cornell, $1,796 for Mr. Walters and $1,721 for Mr. Morgan.

(4)	The special payments made to Messrs. Pennypacker, Walters and Castorena in 2010 consisted of (a) $977,232, $47,220 and $162,413 in benefits received under our relocation program, and (b) $583,485, $7,517 and $58,573 for tax assistance payments to cover certain tax expenses related to relocation benefits. For further discussion of our relocation program, see the Compensation Discussion & Analysis — Other Perquisites section of this proxy statement set forth above.

2010 GRANTS OF PLAN-BASED AWARDS

The following table presents grants of plan-based awards granted during the fiscal year ended on December 31, 2010.

								All Other	All Other		Closing
								Stock	Option		Price of
					Estimated Future			Awards:	Awards:	Exercise	Shares of
		Estimated Future Payouts			Payouts			Number of	Number of	or Base	Stock on	Grant Date
		Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Date of	Fair Value
		Incentive Plan Awards			Plan Awards			Stock or	Underlying	Option	Option	of Stock and
	Grant	Thres-		Maxi-	Thres-		Maxi-	Units	Options	Awards	Awards	Option
Name	Date	hold	Target	mum	hold	Target	mum	(#)(3)	(#)(4)	($/Sh)(4)	($/Sh)(4)	Awards(5)

Barry L. Pennypacker
ACB(1)	2/22/2010	$230,400	$576,000	$1,152,000
BGB(9)	2/22/2010	$57,600	$144,000	$288,000
RSU	2/22/2010							20,000				$868,600
Options	2/22/2010								40,000	$43.43	$43.43	$688,483
LTCBA(2)	2/22/2010	$420,000	$840,000	$1,680,000
Michael M. Larsen
RSU	10/11/2010							2,400				$131,136
Options	10/11/2010								7,100	$54.64	$54.64	$143,951
LTCBA(2)	10/11/2010	$82,500	$165,000	$330,000
Brent A. Walters
ACB(1)	2/22/2010	$40,666	$101,666	$203,331
BGB(9)	2/22/2010	$10,167	$25,416	$50,833
RSU	2/22/2010							3,000				$130,290
Options	2/22/2010								6,500	$43.43	$43.43	$111,878
LTCBA(2)	2/22/2010	$77,661	$155,322	$310,644
Armando L. Castorena
ACB(1)	2/22/2010	$42,482	$106,206	$212,411
BGB(9)	2/22/2010	$10,621	$26,551	$53,103
RSU	2/22/2010							2,600				$112,918
Options	2/22/2010								5,800	$43.43	$43.43	$99,830
LTCBA(2)	2/22/2010	$73,754	$147,508	$295,016
T. Duane Morgan
ACB(1)	2/22/2010	$66,250	$165,624	$331,248
BGB(9)	2/22/2010	$16,562	$41,406	$82,812
RSU	2/22/2010							4,500				$195,435
Options	2/22/2010								6,900	$43.43	$43.43	$118,763
LTCBA(2)	2/22/2010	$112,142	$224,283	$448,566
Helen W. Cornell
ACB(1)	2/22/2010	$80,080	$200,200	$400,400
BGB(9)	2/22/2010	$20,020	$50,050	$100,100
RSU(6)	2/22/2010							4,700				$204,121
RSU(7)	11/26/2010							2,304				$149,990
Options(8)	2/22/2010								10,000	$43.43	$43.43	$172,121
LTCBA(2)(10)	2/22/2010	$115,500	$231,000	$462,000

ACB:	Amounts represent the range of possible payouts of the annual cash bonus tied to net income and operating cash flow over a 12-month performance period under our Annual Bonus Plan.

BGB:	Amounts represent the range of possible payouts on the Breakthrough Goals Bonus.

RSU:	Awards of restricted stock units under our Incentive Plan.

Options:	Stock option awards under our Incentive Plan.

LTCBA:	Amounts represent the range of possible payouts of the long-term cash bonus award that is tied to compound growth rate of EBT (as may be adjusted) over a three-year performance period under our Incentive Plan.

(1)	The 2010 annual cash bonus award is tied to net income and operating cash flow. For further discussion of these awards, see the Compensation Discussion & Analysis — Annual Cash Compensation section of this proxy statement set forth above.

(2)	The 2010 long-term cash bonus award is tied to the compound growth rate of EBT for our industrial businesses during the period January 1, 2010 through December 31, 2012. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2012 to determine the long-term cash bonus for the period, if any. The amounts listed as estimated future payouts are based on each executive’s 2010 salary while the actual payout will be based on each executive’s 2012 salary. Mr. Larsen’s 2010 long-term cash bonus award is pro rated based upon his time of service with the Company. For further discussion of these awards, see the Compensation Discussion & Analysis — Long-Term Incentive Compensation section of this proxy statement set forth above.

(3)	RSUs granted pursuant to our Incentive Plan in 2010 to our named executive officers cliff vest three years from the date of grant.

(4)	Stock options granted pursuant to the Incentive Plan in 2010 vest in one-third annual increments commencing on the one-year anniversary of the option’s grant date and remain exercisable for a period of seven years from the date of grant. The exercise price of the 2010 stock options is equal to the market close price of our Common Stock as reported by the composite tape of the NYSE on the respective grant date.

(5)	Amounts reflect the grant date fair value of the equity award computed in accordance with ASC 718 except no assumption for forfeitures was included. The grant date fair value of the respective restricted stock unit grants was based on the closing price of the Company’s common stock on the grant date of $43.43, $54.64 and $65.10, as applicable. See Note 14 “Stock-Based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying the valuation of the equity awards.

(6)	The RSUs granted to Mrs. Cornell on February 22, 2010 were forfeited pursuant to the terms of her separation agreement with the Company.

(7)	Mrs. Cornell received an additional RSU award on November 26, 2010 pursuant to the terms of her separation agreement with the Company.

(8)	The options granted to Mrs. Cornell on February 22, 2010 were forfeited pursuant to the terms of her separation agreement with the Company.

(9)	Reflects an annual cash bonus award tied to Breakthrough Goals. For further discussion of these awards, see the Compensation Discussion & Analysis — Annual Cash Compensation section of the proxy statement set forth above.

(10)	The long-term cash bonus award granted to Mrs. Cornell on February 22, 2010 was forfeited pursuant to the terms of her separation agreement with the Company.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The named executive officers have been previously granted equity awards in the form of stock options, restricted stock awards and RSUs pursuant to our Incentive Plan. The following table presents information regarding outstanding stock options, restricted stock awards and RSUs as of December 31, 2010.

	Option Awards					Stock Awards
							Number
							of Shares	Market Value
		Number of	Number of				or Units	of Shares
		Securities	Securities				of Stock	or Units
		Underlying	Underlying				That	of Stock
		Unexercised	Unexercised	Option	Option		Have Not	That Have
		Options (#)	Options (#)	Exercise	Expiration	Grant	Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Date	(#)	(1)

Barry L. Pennypacker	2/18/2008	20,000	10,000	$35.88	2/18/2015
	2/23/2009	16,667	33,333	$18.53	2/23/2016
	2/22/2010	0	40,000	$43.43	2/22/2017
						2/18/2008	30,000	$2,064,600
						2/23/2009	30,000	$2,064,600
						2/22/2010	20,000	$1,376,400
Michael M. Larsen	10/11/2010	0	7,100	$54.64	10/11/2017
						10/11/2010	2,400	$165,168
Brent A. Walters	10/1/2009	1,167	2,333	$32.91	10/1/2016
	2/22/2010	0	6,500	$43.43	2/22/2017
						10/1/2009	3,000	$206,460
						2/22/2010	3,000	$206,460
Armando L. Castorena	9/15/2008	1,667	833	$39.05	9/15/2015
	2/23/2009	2,700	5,400	$18.53	2/23/2016
	2/22/2010	0	5,800	$43.43	2/22/2017
						9/15/2008	10,244	$704,992
						2/23/2009	3,700	$254,634
						2/22/2010	2,600	$178,932
T. Duane Morgan	2/20/2006	8,200	0	$30.58	2/20/2013
	2/19/2007	3,700	0	$35.70	2/19/2014
	2/18/2008	3,734	1,866	$35.88	2/18/2015
	2/23/2009	2,600	5,200	$18.53	2/23/2016
	2/22/2010	0	6,900	$43.43	2/22/2017
						2/18/2008	2,300	$158,286
						2/23/2009	3,500	$240,870
						2/22/2010	4,500	$309,690
Helen W. Cornell(2)						11/26/2010	2,304	$158,561

(1)	The market value of the stock awards represents the product of the closing price of the Company’s Common Stock as of December 31, 2010, which was $68.82, and the number of shares underlying each such stock award.

(2)	Mrs. Cornell received an additional RSU award on November 26, 2010 as part of her separation agreement.

Option Awards Vesting Schedule
Grant Date	Vesting Schedule

2/20/2006	One-third vests each year on 2/20/2007, 2/20/2008 and 2/20/2009
2/19/2007	One-third vests each year on 2/19/2008, 2/19/2009 and 2/19/2010
2/18/2008	One-third vests each year on 2/18/2009, 2/18/2010 and 2/18/2011
9/15/2008	One-third vests each year on 9/15/2009, 9/15/2010 and 9/15/2011
2/23/2009	One-third vests each year on 2/23/2010, 2/23/2011 and 2/23/2012
10/1/2009	One-third vests each year on 10/1/2010, 10/1/2011 and 10/1/2012
2/22/2010	One-third vests each year on 2/22/2011, 2/22/2012 and 2/22/2013
10/11/2010	One-third vests each year on 10/11/2011, 10/11/2012 and 10/11/2013

RSUs Awards Vesting Schedule
Grant Date	Vesting Schedule

2/18/2008	Cliff vests on 2/18/2011
9/15/2008	Cliff vests on 9/15/2011
2/23/2009	Cliff vests on 2/23/2012
10/1/2009	Cliff vests on 10/1/2012
2/22/2010	Cliff vests on 2/22/2013
10/11/2010	Cliff vests on 10/11/2013
11/26/2010	Cliff vests on 11/26/2013

2010 OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received upon exercise of options and the value realized upon the vesting of restricted stock awards in 2010. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)(1)	on Exercise ($)	on Vesting (#)	on Vesting ($)(2)

Barry L. Pennypacker	0	0	0	0
Michael M. Larsen	0	0	0	0
Brent A. Walters	0	0	0	0
Armando L. Castorena	0	0	0	0
T. Duane Morgan	0	0	1,600	69,568
Helen W. Cornell(1)	33,950	1,097,580	14,850	900,794

(1)	The value realized on exercise is based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	The value realized on vesting is based on the market price of the Company’s common stock on the vesting date.

PENSION BENEFITS

The Company maintains a frozen Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the frozen Pension Plan and the Supplemental Excess Defined Benefit Plan. The Company also maintains certain other pension plans in which the named executive officers do not participate.

Under the frozen Pension Plan, the Company credited 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit, annually to each individual’s account. For purposes of the frozen Pension Plan, total compensation is cash remuneration paid during the year by the Company to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for the named executive officers and the long-term cash bonus paid under the Incentive Plan.

Benefits at retirement are payable, as the participant elects, in the form of a level annuity with or without survivorship or a lump-sum payment. The Company maintained the status of the frozen Pension Plan as a qualified defined benefit plan through sufficient contributions to a trust fund to meet the minimum requirements under the Internal Revenue Code.

Effective November 1, 2006, the Company implemented certain revisions to the frozen Pension Plan. Future service credits under the frozen Pension Plan ceased effective October 31, 2006. The accrued benefit was credited with interest that is equal to the rate on the 30 year constant maturity rates for December of the prior plan year. The participants’ accrued benefits under the frozen Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of October 31, 2006. If a participant is not fully vested in his or her accrued benefit under the frozen Pension Plan, the participant will continue to earn time toward vesting based on continued service.

In connection with the revisions to the frozen Pension Plan, the Company increased future Company contributions to certain Company-sponsored defined contribution savings plans, one of which is a qualified plan under the requirements of Section 401(k) of the Internal Revenue Code. Certain amounts previously credited to the frozen Pension Plan are contributed to the Retirement Savings Plan.

The change enabled the Company to reduce its long-term unfunded liabilities and gain better control over its retirement expense/cash flow volatility. For 2010, employees’ accrued benefit under the frozen Pension Plan was increased with an annual interest credit of 2.87%.

The Company also maintained the Supplemental Excess Defined Benefit Plan. The Supplemental Excess Defined Benefit Plan is a nonqualified plan that provided certain employees, including the named executive officers, frozen Pension Plan benefits that cannot be paid from a qualified, defined benefit plan due to provisions of the Internal Revenue Code. The Supplemental Excess Defined Benefit Plan provided the named executive officers with a credit of 12% of annual compensation in excess of the IRS annual compensation limit for 2006 of $220,000. Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Supplemental Excess Defined Contribution Plan. Effective with the merger, the 12% Company contribution is made to the Supplemental Excess Defined Contribution Plan.

The following table presents individualized information for each named executive officer as of December 31, 2010, on the actuarial present value of the accumulated benefit under the frozen Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and the number of years of credited service.

2010 PENSION BENEFITS

			Present
			Value of
		Number of Years	Accumulated
		of Credited Service	Benefits	Payments During
Name	Plan name	(#)(1)	(2),(3),(4)	Last Fiscal Year

Barry L. Pennypacker	Pension Plan	0	$0	$0
Michael M. Larsen	Pension Plan	0	$0	$0
Brent A. Walters	Pension Plan	0	$0	$0
Armando L. Castorena	Pension Plan	0	$0	$0
T. Duane Morgan	Pension Plan	3	$17,801	$0
Helen W. Cornell	Pension Plan	19	$277,240	$0

(1)	Under the frozen Pension Plan, an individual is retirement eligible at age 65. The frozen Pension Plan does not delineate between early retirement and retirement provided the individual meets the retirement eligibility requirements noted above. Messrs. Pennypacker, Larsen, Walters and Castorena joined the Company after the Pension Plan was frozen and will not receive any benefits under our frozen Pension Plan. Mr. Morgan is currently retirement eligible.

(2)	The frozen Pension Plan is a cash balance account and for financial reporting purposes all employees reaching retirement age are assumed to select a lump sum. Therefore, the present value of accumulated benefits as of December 31, 2010, is the actuarial present value of the anticipated lump sum benefit to be paid at normal retirement age. In determining the actuarial present value, the long-term interest crediting rate is assumed to be 5.5% and the discount rate is assumed to be 5.3%.

(3)	The elements of compensation included in determining benefits under the frozen Pension Plan include annual salary, annual bonus and long-term cash bonuses.

(4)	The benefits above will not be modified upon a change in control since all the participating named executive officers are vested.

NONQUALIFIED DEFERRED COMPENSATION

In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including the named executive officers, are eligible to participate in our Excess Contribution Plan. Eligible employees elect a deferral percentage under the Retirement Savings Plan at the time of enrollment in the Excess Contribution Plan or once per year in December for the following year. A separate election to defer from the annual bonuses is made in December for the bonus payable the following year. Employees’ basic contributions under the Excess Contribution Plan are credited in an amount that would have been contributed to the Retirement Savings Plan once contributions to the Retirement Savings Plan exceed certain IRS limits. The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $0.50 for each $1. The Company match is credited in the form of cash. The named executive officers and certain other eligible executives receive a non-elective Company contribution of 12% of compensation, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after three years of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan, except Messrs. Larsen, Walters and Castorena, who will fully vest on the third anniversary of their employment with the Company.

The investment options available to the named executive officers under the Excess Contribution Plan are virtually the same as those offered to all of the Company’s employees under the Retirement Savings Plan. Because some investment options available under the Retirement Savings Plan are not available for the nonqualified plan, the Company has made similar investment options available to the nonqualified plan participants. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2010, as reported by the administrator of the Retirement Savings Plan.

	Ticker	2010		Ticker	2010
	Symbol/	Rate of		Symbol/	Rate of
Investment Name	Index Type	Return	Investment Name	Index Type	Return

JPMorgan Core Bond Fund-Ultra	JCBUX	7.55	American Funds Euro Pacific Growth-R4*	REREX	9.39
American Funds Growth Fund of America-R5 **	RGAFX	12.63	American Century Small Cap Value-Inv	ASVIX	24.15
Dodge & Cox Stock	DODGX	13.49	Columbia Mid Cap Value-Z	NAMAX	23.21
JPMorgan Equity Index-Select	HLEIX	14.82	American Funds Growth Fund of America-R6**	RGAGX	12.67
MFS International New Discovery- A	MIDAX	22.07	JPMorgan Small Retirement 2010-Inst	JSWIX	11.81
Dreyfus Mid Cap Index	PESPX	26.02	JPMorgan Small Retirement 2015-Inst	JSFIX	13.86
JPMorgan Prime Money Market- Morgan	VMVXX	.01	JPMorgan Smart Retirement 2020-Inst	JTTIX	15.02
American Funds EuroPacific Growth-R6*	RERGX	9.76	JPMorgan Smart Retirement 2030-Inst	JSMIX	16.53
Pennsylvania Mutual Fund-Inv	PENNX	23.86	JPMorgan Smart Retirement 2040-Inst	SMTIX	16.86
Columbia Acorn Fund-Z	ACRNX	26.00	JPMorgan Smart Retirement Income-Inst	JSIIX	11.35
Gardner Denver Common Stock	GDI	62.36	Wells Fargo Advantage Small Cap Growth-I	WFSIX	27.12

*	American Funds Euro Pacific Growth R4 changed to R6 on August 20, 2010

**	American Funds Growth Fund of America R5 changed to R6 on August 20, 2010

The following table presents the full amount of nonqualified deferred compensation accounts that we are obligated to pay each named executive officer, including the full amount of deemed earnings for the fiscal year ended on December 31, 2010. This table does not include benefits under our tax-qualified retirement plans.

2010 NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Company			Balance
	Contributions in	Contributions in		Aggregate	at Last
	Last FY	Last FY	Aggregate Earnings	Withdrawals/	FYE
Name	(1)	(2)	in Last FY	Distributions	(3)

Barry L. Pennypacker	$20,000	$171,600	$125,545	$0	$945,433
Michael M. Larsen	$8,065	$3,629	$230	$0	$11,924
Brent A. Walters	$5,170	$14,218	$1,697	$0	$30,855
Armando L. Castorena	$56,066	$33,524	$25,022	$0	$212,525
T. Duane Morgan	$258,844	$88,371	$163,895	$0	$1,579,908
Helen W. Cornell	$77,030	$72,933	$346,739	$0	$2,892,461

(1)	These amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	In the event of a change in control, each named executive officer may be entitled to a lump sum payment of all compensation previously earned subject to any applicable elections under the plan. Any deferred compensation by the named executive officer and all interest and earnings deemed accrued thereon (unless the executive officer elects to defer this payment) shall be distributed six months or more after the date of the executive’s termination. The amount included is the ending balance of each named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officers would also be entitled to a lump sum payment under the qualified Retirement Savings Plan which they would be eligible to receive regardless of the reason for termination. See the Change in Control discussion below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Change in Control Agreements

The Company has entered into CIC Agreements with each of the named executive officers. Except as noted below, each CIC Agreement has substantially identical terms and is intended to encourage each of the named executive officers to continue to carry out their respective duties in the event of a possible change in control of the Company.

The CIC Agreements contain a “double trigger.” If, during the 24-month period following a Change in Control (as defined below), the Company terminates the named executive officer’s employment other than for Cause (as defined below) or the named executive officer terminates his or her employment with us for Good Reason (as defined below), the named executive officer will be entitled to receive:

•	Accrued but unpaid base salary through the date of termination;

•	A severance payment of two times: (1) the named executive officer’s annual base salary; and (2) the target annual cash bonus amount for the previous year pursuant to the Annual Bonus Plan;

•	A pro-rata bonus for the year of termination calculated based upon the named executive officer’s target annual cash bonus amount for the previous year pursuant to the Annual Bonus Plan (provided the executive officer is not receiving such a pro-rata bonus under the Annual Bonus Plan); and

•	Continued medical, dental and life insurance benefits for a period of up to two years.

Our President and Chief Executive Officer, Mr. Pennypacker, has entered into a CIC Agreement with provisions similar to those above, except that: (1) the severance payment is equal to three times his respective

(a) annual base salary and (b) target annual cash bonus amount for the previous year pursuant to the Annual Bonus Plan; and (2) the medical, dental and life insurance benefits continue for a period of up to three years.

The CIC Agreements also provide that the named executive officer may not compete with the Company, solicit its employees or disparage the Company for a period of (1) two years following the date of termination for Messrs. Larsen, Walters and Castorena, and (2) three years following the date of termination for Mr. Pennypacker. Each named executive officer is also required to abide by the terms of their Executive Employee Nondisclosure Agreement, which prohibits the named executive officer from disclosing confidential information concerning its business for a period of ten years following the date of termination. If the named executive officer breaches these restrictive covenants, the Company is entitled to legal rights and remedies, including, but not limited to: (1) specific performance; (2) requiring the named executive officer to return all compensation and other benefits received by the named executive officer as the result of any action constituting the breach; or (3) ceasing the payments and benefits payable to the named executive officer under the CIC Agreement from the date of the breach. The cash amounts payable under the CIC Agreements will be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 30th day after the named executive officer’s termination.

The description of the CIC Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the forms of CIC Agreements attached as Exhibits 10.4 and 10.5 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Long-Term Incentive Plan

Pursuant to the terms of the Incentive Plan, in the event of a Change in Control:

•	Any stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full;

•	The restrictions applicable to all shares of restricted stock and RSUs will lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash;

•	All performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards, and all performance shares granted in the form of share units will be paid in cash; and

•	Any named executive officer who has been granted a stock option which is not exercisable in full will be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (1) in the event the Change in Control is the result of a tender or exchange offer for Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (2) in the event the Change in Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Compensation Committee at such time.

Pursuant to the terms of the Incentive Plan, in the event of death, disability or retirement:

•	Any stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full;

•	The restrictions applicable to all shares of restricted stock and RSUs will lapse and such shares will be deemed fully vested;

•	All performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of the performance targets at the end of the performance period;

•	All options will vest immediately and be exercisable for the shorter of the expiration date or five years from the date of retirement or disability or one year from the date of death.

In the event of termination for any reason other than those listed above, all benefits under the Incentive Plan will terminate immediately.

The description of the Incentive Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan attached as Appendix A to the Company’s definitive proxy statement filed with the SEC on March 17, 2010.

Executive Annual Bonus Plan

Pursuant to the terms of the Annual Bonus Plan, immediately upon a Change in Control, the named executive officer will receive a prorated payment of the award payable under the Annual Bonus Plan at the target performance goal level and the Company will make a payment in cash to each named executive officer within ten days after the effective date of the Change in Control in the amount of such target award. The Annual Bonus Plan does not provide for any benefits upon termination for any reason other than a change in control. The Compensation Committee retains the right to provide benefits under the Annual Bonus Plan for terminated employees.

The description of the Annual Bonus Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Annual Bonus Plan attached as Exhibit 10.3 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Defined Terms

For purposes of the CIC Agreements, the Incentive Plan and the Annual Bonus Plan, “Change in Control” means the occurrence of any of the following:

•	Any person acquires beneficial ownership of 20% of the combined voting power of our then-outstanding voting securities;

•	During any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors whose election or nomination was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease to constitute a majority of the Board;

•	Our stockholders approve and we consummate a merger, other than: (1) a merger that would result in our voting securities immediately prior to such merger continuing to represent at least 50% of the combined voting power of all classes of our stock (or such surviving entity’s stock) outstanding immediately after such merger; or (2) a merger effected to implement a recapitalization of us in which no person acquires more than 50% of the combined voting power of our voting securities; or

•	Our stockholders approve and we consummate a plan of complete liquidation or dissolution of us, or a sale of substantially all of our assets.

A Change in Control will not have occurred solely because any person acquired beneficial ownership of 20% or more of our outstanding voting securities as a result of our acquisition of voting securities which reduced the number of voting securities outstanding and increased the person’s number of shares proportionately owned.

For purposes of the CIC Agreements, “Cause” means:

•	The named executive officer’s willful and continued failure to substantially perform his or her reasonably assigned duties with us or our affiliates, which failure continued for at least 30 days after written demand for substantial performance was delivered to the named executive officer by us identifying the manner which we believe his or her duties have not been substantially performed;

•	The named executive officer’s breach of a fiduciary duty involving personal profit, commission of a felony or a crime involving fraud or moral turpitude, or material breach of any provision of the CIC Agreement; or

•	The named executive officer willfully engages in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

No act or failure to act on the part of the named executive officer will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was legal, proper, and in the best interests of us or our affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer or the advice of counsel will be conclusively presumed to be done, or omitted to be done, by the named executive officer in good faith and in the best interests of us and our affiliates.

For purposes of the CIC Agreements, “Good Reason” means, unless the named executive officer has consented in writing, the occurrence after a Change in Control of any of the following events or conditions:

•	The actual assignment of any duties that would constitute a material diminution in the named executive officer’s position as in effect immediately prior to the Change in Control, including any material diminution in status, title, authority, duties or responsibilities or any other action which results in the same, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice from the named executive officer;

•	A diminution of (5% or greater) in the named executive officer’s base salary;

•	We require the named executive officer to be based at any location that is a material change of more than forty miles from his or her regular place of employment immediately prior to the Change in Control;

•	Following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted: (1) the failure by us or our affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the named executive officer is participating prior to the Change in Control; or (2) the taking of any action by us or our affiliates which would adversely affect the named executive officer’s participation in or materially reduce his or her benefits under any of such plans or deprive him or her of any material fringe benefit;

•	Following a Change in Control, the failure of us to obtain the assumption in writing of our obligation to perform the CIC Agreement by any successor to all or substantially all of the assets of us or such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of us; or

•	Any purported termination of the named executive officer’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of paragraph three of the CIC Agreement; and for purposes of the CIC Agreement, no such purported termination will be effective.

Change in Control Benefits

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if they were terminated within 24 months of a Change in Control other than all accrued but unpaid base salary compensation due at termination. The accelerated vesting of equity compensation and payment of all long-term cash bonuses at the target level provided by the Change in Control provision of the Incentive Plan and the payment of all outstanding cash bonus awards at the target performance goal levels under the Change in Control provision of the Annual Bonus Plan will occur upon a change in control and does not require the termination of the named executive officer to receive benefits. The estimated payments are calculated as if a Change in Control had occurred during 2010 and the named executive officer was terminated on December 31, 2010.

In addition, on November 3, 2010, the Company and Helen W. Cornell, the Company’s former Chief Financial Officer, entered into a separation agreement under which Mrs. Cornell retired on November 26, 2010 (the “Retirement Date”). Under the agreement, Mrs. Cornell agreed to certain non-disparagement, non-competition, and confidentiality provisions and released the Company from any claims arising out of her employment. All of Mrs. Cornell’s outstanding long-term cash bonus awards, along with restricted stock units and stock options that were granted after December 31, 2009, were forfeited and cancelled in full on the Retirement Date. Mrs. Cornell’s outstanding restricted stock units and stock options granted prior to December 31, 2009 were vested on the Retirement Date, and such stock options remained exercisable for 90 days following the Retirement Date. Mrs. Cornell also received a grant of restricted stock units under the Company’s Long-Term Incentive Plan with a market value of $150,000, which will cliff vest in three years.

Mrs. Cornell also received a pro-rata cash payment under the Company’s Executive Annual Bonus Plan and other specified benefits. All other employee benefits terminated on the Retirement Date.

						Payments of
		Value of			Payment of All	Annual
		Continued	Lump Sum	Accelerated	Outstanding	Bonus
	Payments of	Health,	Payment of	Vesting	Long-Term	Pro-Rated at
	Annual	Dental &	all Deferred	of Equity	Cash Bonuses	Target
	Salary and	Life Insurance	Compen-	Compen-	at Target	Level
	Bonus	Benefits	sation	sation	Levels	(Bonus Plan)	Total
Name	(CIC)(1)	(CIC)(2)	(3)	(LTIP)(4)	(LTIP)(5)	(6)	(7)

Barry L. Pennypacker	$4,560,000	$47,930	$945,433	$8,526,917	$2,546,667	$720,000	$17,346,946
Michael M. Larsen	$1,180,000	$48,945	$11,924	$265,846	$73,333	$140,000	$1,720,048
Brent A. Walters	$818,972	$31,102	$30,855	$661,733	$227,492	$127,082	$1,897,236
Armando L. Castorena	$855,546	$31,217	$212,525	$1,582,184	$363,853	$132,757	$3,178,083
T. Duane Morgan	$1,104,160	$31,490	$1,579,908	$1,207,011	$649,844	$207,030	$4,779,443

(1)	Under the CIC Agreements, each of the listed named executive officers would be entitled to a severance payment of an amount equal to two times the named executive officer’s base salary and target annual cash bonus for the previous year, except for Mr. Pennypacker who would be entitled to three times his respective base salary and target annual cash bonus for the previous year.

(2)	Each of the listed named executive officers would be entitled to continued medical, dental and life insurance benefits for two years, except Mr. Pennypacker would be entitled to three years of continued benefits. The Company’s health and dental plans have historically been self-insured so that the Company only pays a monthly administration fee for claims processing. Beginning on April 1, 2009, the Company’s health insurance was changed to a fully insured plan. The calculation for the value of continued health insurance is based on the premiums paid which is renewed annually. The Company is unable to fully calculate the value of the continued dental insurance due to being self-insured and the health insurance due to premiums being changed annually. The total amount of cost for these benefits is calculated based on the total annual life insurance premiums paid, the annual health insurance premiums and dental insurance administration fee in 2010 for each such named executive officer. If the executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, these benefits will cease under the CIC Agreement.

(3)	Under the Excess Contribution Plan, each of the listed named executive officers would be entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the ending balance of the listed named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officers would also be entitled to a lump sum payment under the qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination but are not included in the numbers above.

(4)	Pursuant to the Incentive Plan, upon a Change in Control, each of the listed named executive officer’s unvested restricted stock, RSUs and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the closing price of the Company’s common stock on December 31, 2010. The value of the accelerated vesting of the restricted stock awards and RSUs is based upon the closing price of the Company’s common stock on December 31, 2010. See the 2010 Outstanding Equity Awards at Fiscal Year-End table set forth above.

(5)	Pursuant to the Incentive Plan, upon a Change in Control, long-term cash bonus opportunities granted in 2008, 2009 and 2010 would be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards and the percentage would be applied to each such named executive officer’s 2010 annual salary.

(6)	Pursuant to the Executive Annual Bonus Plan, upon a Change in Control, each named executive officer would be entitled to a prorated payment of the award payable at the target performance goal level.

(7)	This amount reflects the total amount each of the listed named executive officers would receive if he or she was eligible to receive change in control benefits under the CIC Agreements, Incentive Plan and Annual Bonus

Plan. Under the CIC Agreements, the listed named executive officers are also entitled to accrued but unpaid base salary through the date of termination. Under the terms of the CIC Agreements, in the event any of these payments are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, including any related interest or penalties incurred by executive (the “Excise Tax”), the Company shall pay the executive an amount equal to the Excise Tax. However, if the total payments do not exceed 110% of the greatest amount of payments that could be made to executive without giving rise to the Excise Tax (the “Excise Limit”), the total payments will be reduced to the Excise Limit.

Benefits Upon Death, Disability or Retirement

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if their employment was terminated due to death, disability or retirement. The estimated payments are calculated as if the termination due to death, disability or retirement had occurred on December 31, 2010. All employees are entitled to accrued but unpaid salary and their 2010 annual cash bonus under the Executive Annual Bonus Plan at the time of termination.

	Lump Sum	Accelerated	Payment of All
	Payment of	Vesting	Outstanding Long-Term
	all Deferred	of Equity	Cash Bonuses at Target
	Compensation	Compensation	Level
Name	(1)	(LTIP)(2)	(LTIP)(3)	Total

Barry L. Pennypacker	$945,433	$8,526,917	$2,546,667	$12,019,016
Michael M. Larsen	$11,924	$265,846	$73,333	$351,103
Brent A. Walters	$30,855	$661,733	$227,492	$920,080
Armando L. Castorena	$212,525	$1,582,184	$363,853	$2,158,563
T. Duane Morgan	$1,579,908	$1,207,011	$649,844	$3,436,763

(1)	Under the Excess Contribution Plan, each of the listed named executive officers would be entitled to a lump sum payment of all compensation previously earned and deferred by the named executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). This amount represents the ending balance of the listed named executive officer’s non-qualified Excess Contribution Plan account as of December 31, 2010. In addition, the named executive officers would also be entitled to a lump sum payment under the qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination.

(2)	Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, each of the listed named executive officer’s unvested restricted stock, RSUs and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the closing price of the Company’s common stock on December 31, 2010. The value of the accelerated vesting of the restricted stock awards and RSUs is the closing price of the Company’s common stock on December 31, 2010. See the 2010 Outstanding Equity Awards at Fiscal Year End table set forth above.

(3)	Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, long-term cash bonus opportunities granted in 2008, 2009 and 2010 would be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of the performance targets at the end of the performance period. For the 2009 and 2010 long-term cash bonus opportunities, the amount included is the prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards since we will not know the level of performance targets achieved until the end of each respective performance period.

Michael M. Larsen’s Offer Letter

Under the terms of Michael M. Larsen’s offer letter, if Mr. Larsen is involuntarily terminated for any reason other than for cause on or before the two-year anniversary of his date of hire, he is entitled to receive (1) a cash severance payment equal to two times the sum of his base salary and target annual cash bonus, (2) the continuation of medical, dental, and life insurance benefits for one year, and (3) outplacement services for up to one year. Accordingly, assuming Mr. Larsen was terminated on December 31, 2010 for any reason other than cause, under the terms of his offer letter, Mr. Larsen would receive (1) a severance payment of $1,180,000, (2) continued medical, dental and life insurance benefits for one year, which are valued at approximately $48,945 and (3) outplacement services for up to one year.

PART FOUR: OTHER IMPORTANT INFORMATION

HOUSEHOLDING OF PROXIES

For stockholders who have requested a printed copy of our proxy materials, the SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, and some brokers, household annual reports, proxy materials, or Notice of Internet Availability of Proxy Materials, as applicable, delivering a single annual report and proxy statement to multiple stockholders who have requested printed copies and share an address, unless contrary instructions have been received from one or more of the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and proxy statement, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087 or by telephoning (610) 249-2000. A separate copy of the requested materials will be sent promptly following receipt of your request.

ADDITIONAL SEC FILING INFORMATION

The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at www.gardnerdenver.com.

GARDNER DENVER, INC.

Brent A. Walters
Vice President, General Counsel,
Chief Compliance Officer and Secretary

March 21, 2011

GARDNER DENVER, INC.
1500 LIBERTY RIDGE DRIVE, SUITE 3000
WAYNE, PA 19087
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date or on April 28, 2011 for Retirement Savings Plan participants. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date or on April 28, 2011 for Retirement Savings Plan participants. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
GARDNER DENVER, INC.
Annual Meeting of Stockholders
May 3, 2011 1:30 PM
This proxy is solicited by the Board of Directors
The undersigned(s), having received the Notice and Proxy Statement for the Annual Meeting of Stockholders, hereby appoints
Michael M. Larsen and Brent A. Walters, or either of them, as the true and lawful attorneys-in-fact, agents and proxies
(each of them with full power of substitution) to represent the undersigned(s) and to vote at the Annual Meeting of Stockholders of
Gardner Denver, Inc., to be held at the Embassy Suites, Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087, on Tuesday, May 3, 2011 at 1:30 p.m., local time, and any and all adjournments or postponements of the annual meeting, in the manner directed, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the annual meeting and any adjournments or postponements thereof. If you hold shares in the Gardner Denver, Inc. Retirement Savings Plan (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions to the trustee of the Plan on all matters properly coming before the annual meeting or any adjournments or postponements thereof. The trustee of the Plan will vote such shares in the manner directed. Shares in the Plan for which voting instructions are not received by 11:59 p.m. Eastern Daylight Time on
April 28, 2011, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the Plan.
This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed or, if no direction
is indicated, will be voted FOR all nominees in Proposal 1; FOR Proposals 2 and 3; and FOR “3 years” with respect to
Proposal 4. The Board of Directors recommends a vote FOR all nominees in Proposal 1; FOR Proposals
2 and 3 and FOR
“3 years” with respect